 Filed Pursuant to Rule 424(b)(2)
 Registration No. 333-297949
PROSPECTUS SUPPLEMENT
(To prospectus dated August 4, 2026)
$900,000,000
Junior Subordinated Notes due 2057

Ameren Corporation is offering $900,000,000 principal amount of its Junior Subordinated Notes due 2057, referred to in this prospectus supplement as the “junior subordinated notes.” The junior subordinated notes will mature on March 15, 2057. The junior subordinated notes will bear interest (i) from and including the date of original issuance to but excluding March 15, 2032 at an annual rate of 6.450% and (ii) from and including March 15, 2032 during each Interest Reset Period (as defined herein) at an annual rate equal to the Five-Year Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein) plus 1.868%; provided, that the interest rate during any Interest Reset Period will not reset below 6.450% (which equals the initial interest rate on the junior subordinated notes). We will pay interest on the junior subordinated notes semi-annually in arrears on March 15 and September 15 of each year. The first such payment will be made on March 15, 2027. The junior subordinated notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We may redeem at our option all or a portion of the junior subordinated notes as described in this prospectus supplement under “Description of Junior Subordinated Notes — Redemption.”
We may defer interest payments on the junior subordinated notes on one or more occasions for up to 10 consecutive years per deferral period as described in this prospectus supplement. Deferred interest payments will accrue additional interest at a rate equal to the interest rate then applicable to the junior subordinated notes, to the extent permitted by applicable law.
The junior subordinated notes will be our direct unsecured general obligations and will rank junior and be subordinated in right of payment and upon liquidation to our existing and future Senior Indebtedness (as defined herein) and equally in right of payment with any Pari Passu Securities (as defined herein).
The junior subordinated notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the junior subordinated notes on any securities exchange.
This prospectus supplement and the accompanying prospectus are not intended to constitute an offer to, and the junior subordinated notes should not be purchased, held or otherwise acquired by, a “specified foreign entity”, as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (an “SFE”). By purchasing the junior subordinated notes, any investor in the junior subordinated notes (including all affiliated entities that participate in such purchase) will be deemed to represent and warrant to us that it is not, and will not be, for its taxable year that includes the date of the original issuance of the junior subordinated notes, an SFE.
Investing in the junior subordinated notes involves risks. See “Risk Factors” on page S-6 of this prospectus supplement.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Offering Price(1)	Underwriting Discount	Proceeds, Before Expenses, to Ameren Corporation
Per junior subordinated note	100.000%	1.000%	99.000%
Total	$900,000,000	$9,000,000	$891,000,000

(1)
Plus accrued interest from September 18, 2026 if settlement occurs after that date.

The underwriters expect to deliver the junior subordinated notes in book-entry only form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank SA/NV, as operator of the Euroclear System, against payment in New York, New York on or about September 18, 2026.

Joint Book-Running Managers
Barclays	BofA Securities	J.P. Morgan	Morgan Stanley	MUFG	Truist Securities
PNC Capital Markets LLC	Scotiabank
September 8, 2026

This prospectus supplement, the accompanying prospectus and any free writing prospectus that we prepare or authorize contain and/or incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters and their affiliates and agents have not, authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not, and the underwriters and their affiliates and agents are not, making an offer to sell the junior subordinated notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference in this prospectus supplement or the accompanying prospectus. Our business, financial condition, results of operations and prospects may have changed since then.
In this prospectus supplement, “Ameren,” “we,” “us” and “our” refer to Ameren Corporation (and, unless the context otherwise requires, not any of its subsidiaries).

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the junior subordinated notes we are offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the junior subordinated notes we are offering in this prospectus supplement. See “Description of Debt Securities” in the accompanying prospectus. In the event that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, you should rely on the information in this prospectus supplement.
This prospectus supplement and the accompanying prospectus are part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell, at any time and from time to time, in one or more offerings, any of the securities described in the accompanying prospectus, including the junior subordinated notes, in an unspecified amount, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of the junior subordinated notes and this offering.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference herein or therein. This summary may not contain all of the information that may be important to you. Before making an investment decision, you should read this entire prospectus supplement and the accompanying prospectus carefully, as well as the documents incorporated by reference herein or therein, which are described under “Where You Can Find More Information” in this prospectus supplement, including in particular the information set forth and referred to under “Risk Factors” in this prospectus supplement.
Ameren Corporation
Ameren, headquartered in St. Louis, Missouri, is a public utility holding company whose primary assets are its equity interests in its subsidiaries. Our subsidiaries are separate, independent legal entities with separate businesses, assets, and liabilities. Dividends on our common stock and the payment of expenses by us depend on distributions made to us by our subsidiaries. Our principal subsidiaries are listed below. We also have other subsidiaries that conduct other activities, such as providing shared services.
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Union Electric Company, doing business as Ameren Missouri (“Ameren Missouri”), operates a rate-regulated electric generation, transmission, and distribution business and a rate-regulated natural gas distribution business in Missouri. Ameren Missouri was incorporated in Missouri in 1922 and is successor to a number of companies, the oldest of which was organized in 1881. Ameren Missouri is the largest electric utility in the state of Missouri. It supplies electric and natural gas service to a 24,000-square-mile area in central and eastern Missouri, which includes the Greater St. Louis area. Ameren Missouri supplies electric service to 1.3 million customers and natural gas service to 0.1 million customers.

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Ameren Illinois Company, doing business as Ameren Illinois (“Ameren Illinois”), operates rate-regulated electric transmission, electric distribution, and natural gas distribution businesses in Illinois. Ameren Illinois was incorporated in Illinois in 1923 and is the successor to a number of companies, the oldest of which was organized in 1902. Ameren Illinois supplies electric and natural gas utility service to a 43,700-square-mile area in central and southern Illinois. Ameren Illinois supplies electric service to 1.2 million customers and natural gas service to 0.8 million customers.

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Ameren Transmission Company of Illinois, doing business as ATXI (“ATXI”), operates a Federal Energy Regulatory Commission rate-regulated electric transmission business in the Midcontinent Independent System Operator, Inc. ATXI was incorporated in Illinois in 2006.

Our principal executive offices are located at 1901 Chouteau Avenue, St. Louis, Missouri 63103 and our telephone number is (314) 621-3222.

Summary — Q&A
As used in this “Summary — Q&A,” references to “Ameren,” “we,” “us” and “our” refer to Ameren Corporation only and not to its subsidiaries.
What securities are being offered pursuant to this prospectus supplement?
We are offering $900,000,000 principal amount of our junior subordinated notes due 2057, which are referred to as the “junior subordinated notes” in this prospectus supplement. The junior subordinated notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
What interest will be paid by us?
The junior subordinated notes will bear interest (i) from and including the date of original issuance to but excluding March 15, 2032 (the “First Interest Reset Date”) at an annual rate of 6.450% and (ii) from and including the First Interest Reset Date during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 1.868%; provided, that the interest rate during any Interest Reset Period will not reset below 6.450% (which equals the initial interest rate on the junior subordinated notes). Subject to our right to defer interest payments as described below, interest will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning March 15, 2027.
For a more complete description of interest payable on the junior subordinated notes, see “Description of Junior Subordinated Notes — Maturity and Interest” in this prospectus supplement.
What are the record dates for the payment of interest?
The record date for interest payable on any interest payment date for the junior subordinated notes shall be the close of business on the March 1 and September 1, whether or not a business day, prior to such interest payment date, provided that interest payable on the maturity date shall be payable to the person to whom principal shall be payable.
When can payment of interest be deferred?
So long as there is no event of default under the subordinated indenture pursuant to which the junior subordinated notes will be issued, we may defer interest payments on the junior subordinated notes, from time to time, for one or more periods (each, an “Optional Deferral Period”) of up to 10 consecutive years per Optional Deferral Period. In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the junior subordinated notes, and may choose to do that on more than one occasion. We may not defer payments beyond the maturity date of the junior subordinated notes (which is March 15, 2057). Any deferred interest on the junior subordinated notes will accrue additional interest at a rate equal to the interest rate then applicable to the junior subordinated notes, to the extent permitted by applicable law. Once all accrued and unpaid interest on the junior subordinated notes has been paid, we can begin a new Optional Deferral Period. However, we have no current intention of deferring interest payments on the junior subordinated notes.
For a more complete description of our ability to defer the payment of interest, see “Description of Junior Subordinated Notes — Option to Defer Interest Payments” in this prospectus supplement.
What restrictions are imposed on us during an Optional Deferral Period?
During any period in which we defer interest payments on the junior subordinated notes, we will not be permitted to do any of the following (with limited exceptions):
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declare or pay any dividend or distribution on our capital stock;

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redeem, purchase, acquire or make a liquidation payment with respect to any of our capital stock;

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pay any principal, interest (to the extent such interest is deferrable) or premium on, or repay, repurchase or redeem any of our debt securities that are equal or junior in right of payment with the junior subordinated notes; or

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make any payments with respect to any guarantee by us of debt securities if such guarantee is equal or junior in right of payment to the junior subordinated notes.

See “Description of Junior Subordinated Notes — Option to Defer Interest Payments” (which includes a description of the limited exceptions to the restrictions described above) in this prospectus supplement.
Even though you will not receive any interest payments on your junior subordinated notes during an Optional Deferral Period, you likely will be required to include amounts in income for United States federal income tax purposes during such period, regardless of your method of accounting for United States federal income tax purposes. You should consult with your tax advisor regarding the tax consequences of an investment in the junior subordinated notes. See “Material United States Federal Income Tax Consequences — U.S. Holders” in this prospectus supplement.
If we defer interest on the junior subordinated notes for a period of 10 consecutive years from the commencement of an Optional Deferral Period, we will be required to pay all accrued and unpaid interest on the junior subordinated notes at the conclusion of the 10-year period. If we fail to pay in full all accrued and unpaid interest on the junior subordinated notes at the conclusion of the 10-year period, such failure continues for 30 days, an event of default that gives rise to a right to accelerate payment of principal of, and interest and premium, if any, on the junior subordinated notes will have occurred under the subordinated indenture pursuant to which the junior subordinated notes will be issued. See “Description of Debt Securities — Events of Default” in the accompanying prospectus.
When can we redeem the junior subordinated notes?
We may redeem the junior subordinated notes at our option before their maturity:
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in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Interest Reset Date and ending on and including the First Interest Reset Date and (ii) after the First Interest Reset Date, on any interest payment date, at 100% of the principal amount of the junior subordinated notes being redeemed plus accrued and unpaid interest;

•
if a Tax Deductibility Event (as defined below) occurs, in whole but not in part at 100% of the principal amount of the junior subordinated notes being redeemed plus accrued and unpaid interest;

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if a Rating Agency Event (as defined below) occurs, in whole but not in part at 102% of the principal amount of the junior subordinated notes being redeemed plus accrued and unpaid interest; or

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if a Tax Credit Event (as defined below) occurs, in whole but not in part at 101% of the principal amount of the junior subordinated notes being redeemed plus accrued and unpaid interest.

The circumstances under which the junior subordinated notes may be redeemed, and the redemption prices, are more fully described below under “Description of Junior Subordinated Notes — Redemption — Optional Redemption,” “Description of Junior Subordinated Notes — Redemption — Right to Redeem Upon a Tax Deductibility Event,” “Description of Junior Subordinated Notes — Redemption — Right to Redeem Upon a Rating Agency Event,” and “Description of Junior Subordinated Notes — Redemption — Right to Redeem Upon a Tax Credit Event.”
What is the ranking of the junior subordinated notes?
Our payment obligation under the junior subordinated notes will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our Senior Indebtedness. Senior Indebtedness is defined below under “Description of Junior Subordinated Notes — Ranking of the Junior Subordinated Notes.” However, the junior subordinated notes will rank equally in right of payment with any Pari Passu Securities, as defined below under “Description of Junior Subordinated Notes — Ranking of the Junior Subordinated Notes.”
Ameren is a holding company that derives substantially all of its income from its operating subsidiaries. As a result, our cash flows and consequent ability to service our debt, including the junior subordinated notes, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions to us or to otherwise pay amounts due with respect to the junior subordinated notes or to make specific funds available for such payments. Various financing arrangements, corporate organizational documents and statutory and regulatory requirements may impose restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the junior subordinated notes will be effectively subordinated to debt and preferred stock at the subsidiary level because, as the common shareholder of our subsidiaries, we will be subject to the prior claims of creditors and preferred shareholders of our subsidiaries. The rights of holders of junior subordinated notes to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and preferred shareholders. At June 30, 2026, our subsidiaries had approximately $17.1 billion of aggregate outstanding debt and preferred stock, excluding intercompany indebtedness.
The subordinated indenture pursuant to which the junior subordinated notes will be issued does not place any limit on the amount of Senior Indebtedness that we may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred stock, that our subsidiaries may issue, guarantee or otherwise incur. We expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to the junior subordinated notes. At June 30, 2026, our Senior Indebtedness, on an unconsolidated basis, totaled approximately $5.1 billion and there were no Pari Passu Securities outstanding.
Will the junior subordinated notes be listed on a stock exchange?
We do not plan to apply to list the junior subordinated notes on a securities exchange.
In what form will the junior subordinated notes be issued?
The junior subordinated notes will be represented by one or more global certificates and registered in the name of The Depository Trust Company (“DTC”) or its nominee, and deposited with the subordinated trustee on behalf of DTC. This means that you will not receive a certificate for your junior subordinated notes and that your broker will maintain your position in the junior subordinated notes. We expect that the junior subordinated notes will be ready for delivery through DTC on or about the date indicated on the cover of this prospectus supplement.
What are the principal United States federal income tax consequences related to the junior subordinated notes?
In connection with the issuance of the junior subordinated notes, we will receive an opinion from Morgan, Lewis & Bockius LLP that, for United States federal income tax purposes, the junior subordinated notes will be treated as indebtedness (although there is no controlling authority directly on point). This opinion is subject to certain customary conditions and is not binding on the Internal Revenue Service (“IRS”). See “Material United States Federal Income Tax Consequences — Classification of the Junior Subordinated Notes.”
Each holder of the junior subordinated notes will, by accepting the junior subordinated notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the junior subordinated notes constitute indebtedness and will treat the junior subordinated notes as indebtedness for all United States federal, state and local tax purposes. We intend to treat the junior subordinated notes in the same manner.
If we elect to defer interest on the junior subordinated notes for one or more Optional Deferral Periods, the holders of the junior subordinated notes likely will be required to include amounts in income for United States federal income tax purposes during such period, regardless of such holder’s method of accounting for United States federal income tax purposes and notwithstanding that no interest payments will be made on the junior subordinated notes during such periods.
May additional junior subordinated notes be issued?
All junior subordinated notes need not be issued at the same time, and the series may be re-opened for issuances of additional junior subordinated notes of that series. This means that we may from time to time, without notice to, or the consent of, the existing holders of the junior subordinated notes, create and issue additional junior subordinated notes. Such additional junior subordinated notes will have the same terms as the junior subordinated notes of the corresponding series in all respects (except for the issue date of the additional junior subordinated notes, the price to public and, if applicable, the initial interest payment date) so that the additional junior subordinated notes may be consolidated and form a single series with the junior subordinated notes.

RISK FACTORS
Investing in the junior subordinated notes involves certain risks. In considering whether to purchase the junior subordinated notes offered by this prospectus supplement, you should carefully consider the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the information set forth and referred to below in this section.
Risk Factors Relating to Ameren
Please refer to the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 (our “2025 Form 10-K”), which is incorporated by reference in this prospectus supplement and the accompanying prospectus.
Risks Relating to the Junior Subordinated Notes
As used in this “Risk Factors — Risks Relating to the Junior Subordinated Notes,” references to “Ameren,” “we,” “us” and “our” refer to Ameren Corporation only and not to its subsidiaries.
We can defer interest payments on the junior subordinated notes for one or more periods of up to 10 years each. This may affect the market price of the junior subordinated notes.
So long as there is no event of default under the subordinated indenture pursuant to which the junior subordinated notes will be issued, we may defer interest payments on the junior subordinated notes, from time to time, for one or more Optional Deferral Periods of up to 10 consecutive years. At the end of an Optional Deferral Period, if all amounts due are paid, we could start a new Optional Deferral Period of up to 10 consecutive years. During any Optional Deferral Period, interest on the junior subordinated notes would be deferred but would accrue additional interest at a rate equal to the interest rate then applicable to the junior subordinated notes, to the extent permitted by applicable law. No Optional Deferral Period may extend beyond the maturity date of the junior subordinated notes. If we exercise this interest deferral right, the market price of the junior subordinated notes is likely to be affected. See “Description of Junior Subordinated Notes — Option to Defer Interest Payments” in this prospectus supplement.
If we exercise our right to defer interest payments on the junior subordinated notes, the junior subordinated notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the junior subordinated notes or that is otherwise less than the price at which the junior subordinated notes may have been traded if we had not exercised such right. In addition, as a result of our right to defer interest payments, the market price of the junior subordinated notes may be more volatile than other securities that do not have these rights.
We are not permitted to pay current interest on the junior subordinated notes until we have paid all outstanding deferred interest, and this could have the effect of extending interest deferral periods.
During an Optional Deferral Period, we will be prohibited from paying current interest on the junior subordinated notes until we have paid all accrued and unpaid deferred interest plus any accrued interest thereon. As a result, we may not be able to pay current interest on the junior subordinated notes if we do not have available funds to pay all accrued and unpaid deferred interest plus any accrued interest thereon.
Our obligations under the junior subordinated notes are subordinated.
Our obligations under the junior subordinated notes will be unsecured and will rank junior in right of payment to our Senior Indebtedness. See “Description of Junior Subordinated Notes — Ranking of the Junior Subordinated Notes” in this prospectus supplement. This means that we cannot make any payments on the junior subordinated notes until all holders of our Senior Indebtedness have been paid in full, or provision has been made for such payment, if (i) certain events of bankruptcy, insolvency or reorganization of us have occurred, (ii) any of our Senior Indebtedness is not paid when due (after the expiration of any applicable grace period) and that default continues without a waiver, or (iii) any other default has occurred and continues without waiver (after the expiration of any applicable grace period) pursuant to which the holders of our Senior Indebtedness are permitted to accelerate the maturity of such Senior Indebtedness.

Ameren is a holding company that derives substantially all of its income from its operating subsidiaries. As a result, our cash flows and consequent ability to service our debt, including the junior subordinated notes, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions to us or to otherwise pay amounts due with respect to the junior subordinated notes or to make specific funds available for such payments. Various financing arrangements, corporate organizational documents and statutory and regulatory requirements may impose restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the junior subordinated notes will be effectively subordinated to debt and preferred stock at the subsidiary level because, as the common shareholder of our subsidiaries, we will be subject to the prior claims of creditors and preferred shareholders of our subsidiaries. The rights of holders of junior subordinated notes to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and preferred shareholders. At June 30, 2026, our subsidiaries had approximately $17.1 billion of aggregate outstanding debt and preferred stock, excluding intercompany indebtedness.
The subordinated indenture pursuant to which the junior subordinated notes will be issued does not place any limit on the amount of Senior Indebtedness that we may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred stock, that our subsidiaries may issue, guarantee or otherwise incur. We expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to the junior subordinated notes. At June 30, 2026, our Senior Indebtedness, on an unconsolidated basis, totaled approximately $5.1 billion and there were no Pari Passu Securities outstanding.
If we defer interest payments on the junior subordinated notes, there will be United States federal income tax consequences to holders of the junior subordinated notes.
If we defer interest payments on the junior subordinated notes for one or more Optional Deferral Periods, you likely will be required to include amounts in income for United States federal income tax purposes during such period, regardless of your method of accounting for United States federal income tax purposes and notwithstanding that no interest payments will be made on the junior subordinated notes during such periods.
If you sell your junior subordinated notes before the record date for the payment of interest at the end of an Optional Deferral Period, you will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the Optional Deferral Period. Moreover, amounts that you were required to include in income in respect of the junior subordinated notes during the Optional Deferral Period will be added to your adjusted tax basis in the junior subordinated notes, but may not be reflected in the amount that you realize on the sale. To the extent the amount realized on a sale is less than your adjusted tax basis, you will recognize a capital loss for United States federal income tax purposes. The deductibility of capital losses is subject to limitations. See “Material United States Federal Income Tax Consequences — U.S. Holders — Sale, Exchange, Redemption or Retirement of the Junior Subordinated Notes” in this prospectus supplement.
Rating agencies may change their practices for rating the junior subordinated notes, which change may affect the market price of the junior subordinated notes. In addition, we may redeem the junior subordinated notes if a rating agency makes certain changes in the equity credit methodology for securities such as the junior subordinated notes.
The rating agencies that currently or may in the future publish a rating for us, including Moody’s Investors Service, Inc. and S&P Global Ratings (a division of S&P Global Inc.), each of which is expected to initially publish a rating of the junior subordinated notes, may, from time to time in the future, change the way they analyze securities with features similar to the junior subordinated notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the junior subordinated notes. If any rating agencies change their practices for rating these types of securities in the future, and the ratings of the junior subordinated notes are subsequently lowered, the trading price of the junior subordinated notes could be negatively affected. In addition, we may redeem the junior subordinated notes at our option, in whole but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the junior subordinated notes. See “Description of Junior Subordinated Notes — Redemption — Right to Redeem Upon a Rating Agency Event” in this prospectus supplement.
We may redeem the junior subordinated notes as a result of a Tax Deductibility Event or if a Tax Credit Event occurs.
We may redeem the junior subordinated notes at any time within 90 days after there is a Tax Deductibility Event, as described under “Description of Junior Subordinated Notes — Redemption — Right to Redeem Upon a Tax Deductibility Event.” A redemption of the junior subordinated notes for this reason would be at a redemption price equal to 100% of the principal amount of the junior subordinated notes being redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the date fixed for redemption.
We may redeem the junior subordinated notes, at our option, in whole but not in part, if a Tax Credit Event occurs, as described under “Description of Junior Subordinated Notes — Redemption — Right to Redeem Upon a Tax Credit Event.” A “Tax Credit Event” occurs with respect to the junior subordinated notes if, in our reasonable determination, there exists a material risk, due to the junior subordinated notes (considered together with other debt) having been issued, as part of an original issuance, to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), that we or any of our affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code. “Specified foreign entities,” as further defined in Section 7701(a)(51)(B) of the Code, generally include, among other entities: (i) the governments of China, Iran, North Korea or Russia or their agencies or instrumentalities, (ii) certain citizens or nationals of such countries, (iii) entities organized under the laws of, or having their principal place of business in, such countries, (iv) entities controlled by any of the above, including certain subsidiaries, measured by more than 50% ownership of stock (by vote or value) in a corporation, profits interests or capital interests in a partnership, or beneficial interests in another entity, (v) certain Chinese military companies described under Section 1260H of the William M. (Mac) Thornberry National Defense Authorization Act for Fiscal Year 2021, (vi) Contemporary Amperex Technology Company (CATL), BYD Company, Envision Energy, EVE Energy Company, Gotion High-tech Company, Hithium Energy Storage Technology Company, or any successor company to the foregoing, (vii) certain companies that violate the Uyghur Forced Labor Prevention Act of 2021, and (viii) entities that the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) have included on the list of specially designated nationals and blocked persons maintained by OFAC. A redemption of the junior subordinated notes for this reason would be at a redemption price equal to 101% of the principal amount of the junior subordinated notes being redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the date fixed for redemption.
If we elect to redeem the junior subordinated notes as a result of a Tax Deductibility Event or a Tax Credit Event, such redemption may adversely affect your anticipated return. We may exercise such redemption rights when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as that of the junior subordinated notes.
See “Description of Junior Subordinated Notes — Redemption — Right to Redeem Upon a Tax Deductibility Event” and “Description of Junior Subordinated Notes — Redemption — Right to Redeem Upon a Tax Credit Event.”
Holders of the junior subordinated notes will have limited rights of acceleration.
The holders of the junior subordinated notes and the subordinated trustee may accelerate payment of the principal, interest and premium, if any, on the junior subordinated notes only upon the occurrence and continuation of certain events of default. Payment of principal, interest and premium, if any, on the junior subordinated notes may be accelerated under the subordinated indenture pursuant to which the junior subordinated notes will be issued upon the occurrence of an event of default related to failure to pay interest within 30 days after it is due (other than interest deferred pursuant to one or more Optional Deferral

Periods), failure to pay principal and premium, if any, on the junior subordinated notes when due, certain events of bankruptcy, insolvency or reorganization with respect to us. Holders of the junior subordinated notes and the subordinated trustee will not have the right to accelerate payment of the principal, interest and premium, if any, on the junior subordinated notes upon the breach of any other covenant in the subordinated indenture pursuant to which the junior subordinated notes will be issued.
The interest rate will reset on the First Interest Reset Date and each subsequent Interest Reset Date, and the amount of interest payable after an Interest Reset Date may be less than an amount of interest payable in an earlier interest period; provided that the interest rate will not reset below the initial interest rate for the junior subordinated notes.
The interest rate on the junior subordinated notes for each Interest Reset Period will equal the Five-Year Treasury Rate as of the most recent Reset Interest Determination date plus 1.868%; provided, that the interest rate during any Interest Reset Period will not reset below 6.450% (which equals the initial interest rate on the junior subordinated notes). Therefore, the interest rate after the First Interest Reset Date could be lower than the initial interest rate applicable to the junior subordinated notes, and as a result the amount of interest payable after a subsequent Interest Reset Date may be less than the amount of interest payable in a prior period. We have no control over the factors that may affect United States Treasury rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events.
Historical United States Treasury rates are not an indication of future United States Treasury rates.
In the past, United States Treasury rates have experienced significant fluctuations. The historical levels, fluctuations and trends of United States Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in United States Treasury rates is not an indication that United States Treasury rates are more or less likely to increase or decrease at any time after the First Interest Reset Date, and historical United States Treasury rates are not an indication of future Five-Year Treasury Rates.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus supplement and the accompanying prospectus are part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents with the SEC electronically. The documents can be found by searching the EDGAR archives of the SEC electronically.
The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede this information and will be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus (other than any documents, or portions of documents, not deemed to be filed). We incorporate by reference into this prospectus supplement and the accompanying prospectus the following documents previously filed with the SEC:
•
our 2025 Form 10-K;

•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026; and

•
our Current Reports on Form 8-K filed with the SEC on February 9, 2026 (except for portions deemed to be furnished and not filed), February 11, 2026 (except for portions deemed to be furnished and not filed), February 27, 2026, March 4, 2026, May 5, 2026 (except for portions deemed to be furnished and not filed), May 18, 2026, June 26, 2026, June 29, 2026, July 30, 2026 (except for portions deemed to be furnished and not filed), August 4, 2026 and August 24, 2026.

We are also incorporating by reference all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement until the offering contemplated by this prospectus supplement is completed or terminated.
Any statement contained in this prospectus supplement or the accompanying prospectus, or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus, will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement, or in any separately filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus supplement or the accompanying prospectus.
You may request a free copy of these filings by writing or telephoning us at the following address:
Ameren Corporation
Attention: Office of the Secretary
P.O. Box 66149, Mail Code 1310
St. Louis, Missouri 63166-6149
Telephone: (314) 621-3222
Upon such request, we will provide to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus are delivered, a copy of all of the information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus. Copies of these filings are also available from our website at www.amereninvestors.com. We do not intend for this website to be an active link or to otherwise incorporate the contents of the website into this prospectus supplement or the accompanying prospectus.

CAPITALIZATION
The following table shows our consolidated capitalization (including short-term debt) as of June 30, 2026. As a result of our intended use of net proceeds from the sale of the junior subordinated notes as described under “Use of Proceeds” in this prospectus supplement, this offering will not have a material effect on our capitalization. On August 6, 2026, Ameren Transmission Company of Illinois sold $140 million principal amount of its 5.83% Senior Notes, Series A, due August 6, 2041 (the “Series A Notes”), and on August 24, 2026, Ameren Illinois sold $400 million principal amount of its 5.50% First Mortgage Bonds due 2036 (the “Bonds”, and together with the Series A Notes, the “Securities”). The following table does not reflect the offering and sale of the Securities.
	As of June 30, 2026
	Amount	Percent of Total Capitalization
	(in millions)
Short-term debt(1)	$1,220	3.4%
Long-term debt (including current maturities)(2)	20,758	58.0
Total short-term debt and long-term debt (including current maturities)	21,978	61.4
Noncontrolling interests	129	0.4
Total Ameren Corporation shareholders’ equity	13,687	38.2
Total capitalization	$35,794	100.0%

(1)
Consists of commercial paper and other short-term debt.

(2)
Includes the principal amount of the related long-term debt and therefore excludes unamortized net debt discount and premium of $22 million and unamortized debt issuance costs of $148 million.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of the junior subordinated notes offered by this prospectus supplement (after deducting the underwriting discount and our other expenses of the offering) will be approximately $888.7 million. We intend to use the net proceeds of this offering for general corporate purposes, including to repay our short-term debt. On September 4, 2026, our short-term debt consisted of commercial paper, which was outstanding in the amount of approximately $845.5 million and had maturities of up to 7 days and a weighted-average interest rate of 3.89%.

DESCRIPTION OF JUNIOR SUBORDINATED NOTES
The following description of the junior subordinated notes is only a summary and is not intended to be comprehensive. The description should be read together with the description set forth in the accompanying prospectus under the heading “Description of Debt Securities.” In the event that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, you should rely on the information in this prospectus supplement.
As used in this section, references to “Ameren,” “we,” “us” and “our” refer to Ameren Corporation only and not to its subsidiaries.
General
We are issuing $900,000,000 in principal amount of junior subordinated notes as a new series of subordinated debt securities under our indenture to be dated as of September 1, 2026, as it may be amended and supplemented, which we refer to collectively as the subordinated indenture, between The Bank of New York Mellon Trust Company, N.A., as subordinated trustee, and us.
We may from time to time, without the consent of the existing holders of the junior subordinated notes, “reopen” this series of junior subordinated notes, which means we can create and issue further junior subordinated notes having the same terms and conditions (including the same CUSIP number) as the series of junior subordinated notes offered by this prospectus supplement in all respects, except for the date of original issuance, the offering price and, if applicable, the initial interest accrual date and the initial interest payment date. Additional junior subordinated notes issued in this manner will be consolidated with, and form a single series with, the previously outstanding junior subordinated notes of the same series.
The junior subordinated notes will be represented by one or more global securities, in registered form, without coupons, and will be registered in the name of a nominee of The Depository Trust Company (“DTC”). For so long as the junior subordinated notes are registered in the name of DTC, or its nominee, we will pay the principal, premium, if any, and interest due on the junior subordinated notes to DTC for payment to its participants for subsequent disbursement to the beneficial owners. See “— Global Securities and Book-Entry System” in this prospectus supplement. The junior subordinated notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Maturity and Interest
The junior subordinated notes will mature on March 15, 2057. The junior subordinated notes will bear interest (i) from and including the date of original issuance to but excluding the First Interest Reset Date at an annual rate of 6.450% and (ii) from and including the First Interest Reset Date during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 1.868%; provided, that the interest rate during any Interest Reset Period will not reset below 6.450% (which equals the initial interest rate on the junior subordinated notes). Subject to our right to defer interest payments as described below, interest will be payable semi-annually in arrears on March 15 and September 15 of each year, each such date referred to as an “interest payment date,” until maturity or earlier redemption. Interest will be payable to the holders of record at the close of business on the March 1 and September 1, whether or not a business day, prior to such interest payment date, provided that interest payable on the maturity date shall be payable to the person to whom principal shall be payable. The first interest payment date is March 15, 2027.
Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. In the event that the maturity date, any redemption date or any interest payment date is not a business day, the payment of principal, premium, if any, or interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay. A business day shall mean any weekday that is not a day on which banking institutions or trust companies in the Borough of Manhattan, the City and State of New York, or in the city where the corporate trust office of the subordinated trustee under the subordinated indenture is located, are obligated or authorized by law or executive order to close.

Unless all of the outstanding junior subordinated notes have been or will be redeemed as of the First Interest Reset Date, we will appoint a calculation agent (the “Calculation Agent”) with respect to the junior subordinated notes prior to the Reset Interest Determination Date preceding the First Interest Reset Date. We or any of our affiliates may assume the duties of the Calculation Agent. The interest rate for each Interest Reset Period will be determined by the Calculation Agent as of the Reset Interest Determination Date. If we or one of our affiliates is not the Calculation Agent for the junior subordinated notes, the Calculation Agent will notify us of the interest rate for the relevant Interest Reset Period promptly upon such determination. We will notify the subordinated trustee of such interest rate, promptly upon making or being notified of such determination. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Reset Period beginning on or after the First Interest Reset Date will be conclusive and binding absent manifest error and, notwithstanding anything to the contrary in the documentation relating to the junior subordinated notes, will become effective without consent from any other person or entity. Such determination of any interest rate and calculation of the amount of interest will be on file at our principal offices and will be made available to any holder of the junior subordinated notes upon request.
“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, (i) the average of the yields on actively traded United States Treasury securities adjusted to constant maturity, for five-year maturities, for the five business days immediately preceding such Reset Interest Determination Date appearing (or, if fewer than five business days appear, such number of business days appearing) under the caption “Treasury Constant Maturities” (or any successor caption or heading) in the most recent H.15 or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Interest Reset Date, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Interest Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Interest Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five business days immediately preceding such Reset Interest Determination Date appearing (or, if fewer than five business days appear, such number of business days appearing) under the caption “Treasury Constant Maturities” (or any successor caption or heading) in the most recent H.15.
If the Five-Year Treasury Rate cannot be determined pursuant to the method described in the immediately preceding paragraph, we, after consulting such sources as we deem comparable to any of the foregoing calculations, or any such source as we deem reasonable from which to estimate the Five-Year Treasury Rate, will determine the Five-Year Treasury Rate in our sole discretion, provided that if we determine there is an industry-accepted successor Five-Year Treasury Rate, then we will direct the Calculation Agent to use such successor rate. If we have determined a substitute or successor base rate in accordance with the foregoing, we in our sole discretion may determine the business day convention, the definition of “business day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.
If the Five-Year Treasury Rate cannot be determined pursuant to the method described in the second immediately preceding paragraph and we do not determine the Five-Year Treasury Rate as described in the immediately preceding paragraph, then the Five-Year Treasury Rate, as of any Reset Interest Determination Date, will be the same rate determined for the prior Reset Interest Determination Date or, if the Five-Year Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Interest Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Interest Reset Date will be 6.450% (which equals the initial interest rate on the junior subordinated notes).
In no event shall the Calculation Agent be responsible for determining if there is an industry-accepted substitute or successor base rate comparable to the Five-Year Treasury Rate, or for making any adjustments to any such substitute or successor base rate, the business day convention, the definition of “business day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate. In connection with the foregoing, the

Calculation Agent will be entitled to conclusively rely on any determinations and adjustments made by us with respect thereto and the Calculation Agent will have no liability for using the same at the direction of us.
“First Interest Reset Date” means March 15, 2032.
“H.15” means the daily statistical release designated as such, or any successor publication as determined by us, published by the Federal Reserve Board, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.
“Interest Reset Date” means the First Interest Reset Date and each date falling on the five-year anniversary of the preceding Interest Reset Date.
“Interest Reset Period” means the period from and including the First Interest Reset Date to but not including the next following Interest Reset Date and thereafter each period from and including each Interest Reset Date to but not including the next following Interest Reset Date (in each case unless all of the junior subordinated notes have been redeemed or matured).
“Reset Interest Determination Date” means, in respect of any Interest Reset Period, the day falling two business days prior to the beginning of such Interest Reset Period.
Ranking of the Junior Subordinated Notes
Our payment obligation under the junior subordinated notes will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our Senior Indebtedness. However, the junior subordinated notes will rank equally in right of payment with any Pari Passu Securities.
“Senior Indebtedness” means all of our obligations, whether presently existing or from time to time hereafter incurred, created, assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:
•
obligations for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds or other securities or instruments;

•
finance lease obligations;

•
all obligations of the types referred to in the two preceding bullet points of others which we have assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise becomes liable for, under any agreement; or

•
all renewals, extensions or refundings of obligations of the kinds described in any of the preceding categories.

Any such obligation, indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with the junior subordinated notes. Furthermore, trade accounts payable and accrued liabilities arising in the ordinary course of business will not be Senior Indebtedness. Senior Indebtedness will be entitled to the benefits of the subordination provisions in the subordinated indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness.
No payment of the principal (including redemption and sinking fund payments) of, or interest, or premium, if any, on the junior subordinated notes may be made by us until all holders of Senior Indebtedness have been paid in full (or provision has been made for such payment), if any of the following occurs:
•
certain events of bankruptcy, insolvency or reorganization of us;

•
any Senior Indebtedness of us is not paid when due (after the expiration of any applicable grace period) and that default continues without waiver; or

•
any other default has occurred and continues without waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness of us are permitted to accelerate the maturity of such Senior Indebtedness.

Upon any distribution of assets of us to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness of us must be paid in full before the holders of the junior subordinated notes are entitled to receive or retain any payment from such distribution. See “Description of Debt Securities — Subordination of Subordinated Debt Securities” in the accompanying prospectus.
“Pari Passu Securities” means:
•
indebtedness and other securities that, among other things, by its terms ranks equally with the junior subordinated notes in right of payment and upon liquidation; and

•
guarantees of indebtedness or other securities described in the preceding bullet point.

“Pari Passu Securities” also include our trade accounts payable and accrued liabilities arising in the ordinary course of business.
Ameren is a holding company that derives substantially all of its income from its operating subsidiaries. As a result, our cash flows and consequent ability to service our debt, including the junior subordinated notes, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions to us or to otherwise pay amounts due with respect to the junior subordinated notes or to make specific funds available for such payments. Various financing arrangements, corporate organizational documents and statutory and regulatory requirements may impose restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the junior subordinated notes will be effectively subordinated to debt and preferred stock at the subsidiary level because, as the common shareholder of our subsidiaries, we will be subject to the prior claims of creditors and preferred shareholders of our subsidiaries. The rights of holders of junior subordinated notes to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and preferred shareholders. As of June 30, 2026, our subsidiaries had approximately $17.1 billion of aggregate outstanding debt and preferred stock, excluding intercompany indebtedness.
The subordinated indenture does not place any limit on the amount of Senior Indebtedness that we may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred stock, that our subsidiaries may issue, guarantee or otherwise incur. We expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to the junior subordinated notes. At June 30, 2026, our Senior Indebtedness, on an unconsolidated basis, totaled approximately $5.1 billion and there were no Pari Passu Securities outstanding.
Redemption
Optional Redemption
We may redeem some or all of the junior subordinated notes, at our option, in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Interest Reset Date and ending on and including the First Interest Reset Date and (ii) after the First Interest Reset Date, on any interest payment date, at a redemption price equal to 100% of the principal amount of the junior subordinated notes being redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the date fixed for redemption.
Right to Redeem Upon a Tax Deductibility Event
We may redeem, upon a notice of redemption, in whole but not in part, the junior subordinated notes, at any time within 90 days after there is a Tax Deductibility Event, at a redemption price equal to 100% of the principal amount of the junior subordinated notes being redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the date fixed for redemption.

A “Tax Deductibility Event” happens when we have received an opinion of counsel experienced in tax matters that, as a result of:
•
any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•
an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

•
any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

•
a threatened challenge asserted in writing in connection with an audit of us or any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the junior subordinated notes, which amendment, clarification, or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the junior subordinated notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States federal income tax purposes.
Right to Redeem Upon a Rating Agency Event
We may, upon a notice of redemption following the occurrence of a Rating Agency Event, redeem the junior subordinated notes in whole but not in part at a redemption price equal to 102% of the principal amount of the junior subordinated notes being redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the date fixed for redemption.
“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable rating agency (as defined below) for purposes of assigning equity credit to securities such as the junior subordinated notes on the date of initial issuance of the junior subordinated notes (the “current methodology”), which change (i) results in any shortening of the length of time for which a particular level of equity credit pertaining to the junior subordinated notes by the applicable rating agency would have been in effect had the current methodology not been changed or (ii) reduces the amount of equity credit assigned to the junior subordinated notes by the applicable rating agency as compared with the amount of equity credit that such rating agency had assigned to the junior subordinated notes as of the date of initial issuance thereof.
The term “rating agency” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act and sometimes referred to in this prospectus supplement as a “rating agency”), and the term “applicable rating agency” means any rating agency that (i)(a) published a rating for us with respect to the initial issuance of the junior subordinated notes and (b) publishes a rating for us at such time as a Rating Agency Event occurs, or (ii) any successor to a rating agency described in the preceding clause (i).
Right to Redeem Upon a Tax Credit Event
If a Tax Credit Event occurs, we may redeem at our option the junior subordinated notes, in whole but not in part, at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date. Upon the occurrence of a Tax Credit Event, a notice of redemption of the junior subordinated notes (i) may only be sent by the later of (a) the end of the calendar year in which the junior subordinated notes were issued and (b) six months from the date of issuance of the junior subordinated notes and (ii) shall be accompanied by a certificate from an officer of us stating that a Tax Credit Event has occurred.
A “Tax Credit Event” occurs with respect to the junior subordinated notes if, in our reasonable determination, there exists a material risk, due to the junior subordinated notes (considered together with other debt) having been issued, as part of an original issuance, to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Code, that we or any of our affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code.
General
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
The subordinated trustee shall have no duty to determine, or to verify our calculations of, the redemption price.
The redemption price for the junior subordinated notes to be redeemed shall be payable to the person to whom principal shall be payable, except that installments of interest on junior subordinated notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the junior subordinated notes and the subordinated indenture.
We will send notice of any redemption at least 10 days but not more than 60 days before the redemption date to each holder of the junior subordinated notes to be redeemed, and, if less than all junior subordinated notes are to be redeemed, the particular junior subordinated notes to be redeemed will be selected by the subordinated trustee by lot; provided that as long as the junior subordinated notes are represented by global certificates registered in the name of DTC, or its nominee, beneficial interests in such global certificates will be selected for redemption by DTC in accordance with its standard procedures therefor.
Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the subordinated trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of, premium, if any, and interest on such junior subordinated notes, and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such junior subordinated notes. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the junior subordinated notes or portions thereof called for redemption.
Option to Defer Interest Payments
So long as there is no event of default under the subordinated indenture, we may defer interest payments on the junior subordinated notes, from time to time, for one or more Optional Deferral Periods of up to 10 consecutive years per Optional Deferral Period. However, a deferral of interest payments cannot extend beyond the maturity date of the junior subordinated notes. During an Optional Deferral Period, interest will continue to accrue on the junior subordinated notes, compounded semi-annually, and deferred interest payments will accrue additional interest at a rate equal to the interest rate then applicable to the junior subordinated notes, to the extent permitted by applicable law. No interest will be due and payable on the junior subordinated notes until the end of the Optional Deferral Period except upon a redemption of the junior subordinated notes during the deferral period.
At the end of the Optional Deferral Period or on any redemption date, we will be obligated to pay all accrued and unpaid interest on the junior subordinated notes.
Once all accrued and unpaid interest on the junior subordinated notes has been paid, we again can defer interest payments on the junior subordinated notes as described above, provided that an Optional Deferral Period cannot extend beyond the maturity date of the junior subordinated notes. We may elect to shorten an Optional Deferral Period.

If we defer interest on the junior subordinated notes for a period of 10 consecutive years from the commencement of an Optional Deferral Period, we will be required to pay all accrued and unpaid interest on the junior subordinated notes at the conclusion of the 10-year period. If we fail to pay in full all accrued and unpaid interest on the junior subordinated notes at the conclusion of the 10-year period, such failure continues for 30 days, an event of default that gives rise to a right to accelerate payment of principal of and interest on the junior subordinated notes will have occurred under the subordinated indenture. See “Description of Debt Securities — Events of Default” in the accompanying prospectus.
During any period in which we defer interest payments on the junior subordinated notes, we will not be permitted to do any of the following:
(1)
declare or pay any dividend or distribution on our capital stock,

(2)
redeem, purchase, acquire or make a liquidation payment with respect to any of our capital stock,

(3)
pay any principal, interest (to the extent such interest is deferrable) or premium on, or repay, repurchase or redeem any of our debt securities that are equal or junior in right of payment with the junior subordinated notes, or

(4)
make any payments with respect to any guarantee of debt securities by us if such guarantee is equal or junior in right of payment to the junior subordinated notes,

other than
(a)
purchases, redemptions or other acquisitions of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or agents, including any employment contract, or a stock purchase or dividend reinvestment plan, or the satisfaction of its obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring it to purchase, redeem or acquire our capital stock,

(b)
any payment, repayment, redemption, purchase, acquisition or declaration of dividend listed as restricted payments in clauses (1) and (2) above as a result of a reclassification of our capital stock or the exchange or conversion of all or a portion of one class or series of our capital stock for another class or series of our capital stock,

(c)
the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of our capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts,

(d)
dividends or distributions paid or made in our capital stock (or rights to acquire our capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of our capital stock) and distributions in connection with the settlement of stock purchase contracts,

(e)
redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future,

(f)
payments with respect to any preferred trust securities or debt securities, or any guarantee thereof, executed and delivered by us, that rank equal in right of payment to such junior subordinated notes, so long as the amount of payments made on account of such securities is paid on all such securities then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities is then entitled if paid in full; or

(g)
settle conversions of any convertible notes that rank equally with the junior subordinated notes.

Additional contractual restrictions on our ability to pay dividends may be included in future financing arrangements. In addition to the junior subordinated notes offered hereby, we may issue, from time to time, additional subordinated debt securities or other securities that (i) provide us with rights to defer the payment of interest or other payments and (ii) contain dividend restrictions in the event of the exercise of such rights. In the event that we were to exercise any right to defer interest or other payments on any series of subordinated debt securities or other securities, or if there were to occur certain payment defaults on those securities, we may not be able, with limited exceptions, to pay dividends on our common stock during the periods in which such payments were deferred or such payment defaults continued.
Global Securities and Book-Entry System
The junior subordinated notes will be in book-entry form, will be represented by one or more permanent global certificates in fully registered form without interest coupons and will be deposited with the subordinated trustee as custodian for DTC and registered in the name of Cede & Co. or another nominee designated by DTC. Holders of junior subordinated notes may elect to hold interests in a global security through DTC, Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on DTC’s books.
We will issue junior subordinated notes in certificated form, referred to below as the certificated junior subordinated notes, to DTC for owners of beneficial interests in a global security if:
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DTC notifies us that it is unwilling or unable to continue as depositary and we are unable to locate a qualified successor within 90 days or if at any time DTC, or any successor depositary, ceases to be a “clearing agency” under the Exchange Act; or

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we decide in our sole discretion (and subject to the procedures of DTC) to terminate the use of the book-entry system for the junior subordinated notes through DTC.

The following is based solely on information furnished by DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Direct Participants and Indirect Participants are on file with the SEC.
Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as Commission de Surveillance du Secteur Financier. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly. Distributions with respect to interests in the junior subordinated notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.
Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (“Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law, which are referred to collectively as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no records of or relationship with persons holding through Euroclear Participants.
Investors that acquire, hold and transfer interests in the junior subordinated notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.
Purchases of global securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records and Clearstream and Euroclear will credit on their book-entry registration and transfer systems the number of junior subordinated notes sold to certain non-U.S. persons to the account of institutions that have accounts with Euroclear, Clearstream or their respective nominee participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction.
Title to book-entry interests in the junior subordinated notes will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the junior subordinated notes may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in the junior subordinated notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the junior subordinated notes among Clearstream and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and DTC.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy (the “Omnibus Proxy”) to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Payments of principal, premium, if any, interest and redemption proceeds, if any, on the global securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the subordinated trustee or agent on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants and not of DTC, the subordinated trustee or agent for such securities or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, interest and redemption proceeds, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the subordinated trustee or agent and us, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct Participants and Indirect Participants.
Because DTC can act only on behalf of Direct Participants, which, in turn, act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a global security to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing that interest.
Initial settlement for the junior subordinated notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.
Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC’s rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within the established deadlines of such system.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the junior subordinated notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.
The information in this section has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy thereof.
None of the subordinated trustee, us, the underwriters or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.
Concerning the Subordinated Indenture Trustee
We and our affiliates maintain corporate trust and other banking relationships with The Bank of New York Mellon Trust Company, N.A. and its affiliates.
Because The Bank of New York Mellon Trust Company, N.A. is the trustee under our senior indenture, it may be required to resign as trustee under one of our indentures if there is an event of default under an indenture.

Agreement by Holders of Certain Tax Treatment
Each holder of the junior subordinated notes will, by accepting the junior subordinated notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the junior subordinated notes constitute indebtedness and will treat the junior subordinated notes as indebtedness for all United States federal, state and local tax purposes.

Material UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following discussion describes certain U.S. federal income tax consequences of the purchase, ownership and disposition of the junior subordinated notes and sets forth the opinion of Morgan, Lewis & Bockius LLP, special tax counsel to Ameren. Unless otherwise stated, this discussion deals only with junior subordinated notes held as capital assets (generally, assets held for investment) by holders that purchase junior subordinated notes in this offering at the offering price. The tax treatment of a holder may vary depending on that holder’s particular situation. This discussion does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker-dealers, tax-exempt organizations, governmental organizations, regulated investment companies, persons holding junior subordinated notes as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment, persons holding junior subordinated notes through a partnership or other pass-through entity or arrangement, U.S. holders whose functional currency is not the U.S. dollar or who hold junior subordinated notes through a non-U.S. broker or other non-U.S. intermediary, certain former U.S. citizens or long-term residents, persons subject to the alternative minimum tax and persons required to report income with respect to a junior subordinated note no later than when such income is reported on an “applicable financial statement” under Section 451(b) of the Internal Revenue Code of 1986, as amended. In addition, this discussion does not address any aspects of state, local, or foreign tax laws or any U.S. federal tax laws other than income taxes. This discussion is based on the U.S. federal income tax laws, U.S. Treasury regulations, rulings and decisions in effect as of the date of this prospectus supplement, which are subject to change or differing interpretations, possibly on a retroactive basis. You should consult your tax advisors as to the particular tax consequences to you of the purchase, ownership and disposition of the junior subordinated notes, including the application and effect of U.S. federal, state and local tax laws and foreign tax laws.
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds a junior subordinated note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of a junior subordinated note that is a partnership and any partners in such partnership should consult their tax advisors.
Classification of the Junior Subordinated Notes
The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the junior subordinated notes. In the opinion of Morgan, Lewis & Bockius LLP, under current law and based on the facts contained in this prospectus supplement, the terms of the subordinated indenture and the junior subordinated notes, and certain assumptions and representations relied upon in rendering the opinion, the junior subordinated notes will be treated as indebtedness for U.S. federal income tax purposes (although there is no controlling authority directly on point). This opinion is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with this opinion. If the IRS were to successfully challenge the classification of the junior subordinated notes as indebtedness, interest payments on the junior subordinated notes would be treated for U.S. federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits. In the case of non-U.S. holders, distributions treated as dividends would be subject to withholding of U.S. income tax at a rate of 30%, except to the extent otherwise provided by an applicable income tax treaty or except to the extent effectively connected with a non-U.S. holder’s trade or business in the United States (and, if an income tax treaty applies, to the extent the income is attributable to a permanent establishment maintained by the non-U.S. holder within the United States), in which case such effectively connected dividends would be subject to U.S. federal income tax on a net income basis in the same manner as if that non-U.S. holder were a U.S. holder. We agree, and by acquiring an interest in a junior subordinated note each beneficial owner of a junior subordinated note will agree, to report and otherwise treat the junior subordinated notes as indebtedness for U.S. federal income tax purposes.
Holders should consult their tax advisors regarding the tax consequences that will arise if the junior subordinated notes are not treated as indebtedness for U.S. federal income tax purposes. The remainder of this discussion assumes that the junior subordinated notes will be respected as indebtedness for U.S. federal income tax purposes.

U.S. Holders
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a junior subordinated note that is, for U.S. federal income tax purposes:
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an individual citizen or resident of the United States;

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a legal entity (1) created or organized in or under the laws of the United States, any state in the United States or the District of Columbia and (2) treated as a corporation for U.S. federal income tax purposes;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

Stated Interest
Generally, stated interest on a junior subordinated note will be includible in your gross income and taxable as ordinary income for U.S. federal income tax purposes at the time such interest is received or accrued in accordance with your regular method of tax accounting.
Original Issue Discount
Special rules apply with respect to debt instruments that are issued with original issue discount (“OID”). Under applicable Treasury regulations relating to OID, the possibility that stated interest on the junior subordinated notes might be deferred (see “Description of Junior Subordinated Notes — Option to Defer Interest Payments” in this prospectus supplement) could result in the junior subordinated notes being treated as issued with OID, unless the likelihood of such deferral is considered remote. We believe and intend to take the position that the likelihood of exercising our option to defer payment of stated interest is remote within the meaning of the Treasury regulations in part because the exercise of the option to defer payments of stated interest on the junior subordinated notes would generally prevent us from: (1) declaring or paying any dividend or distribution on Ameren Corporation capital stock; (2) redeeming, purchasing, acquiring or making a liquidation payment with respect to any Ameren Corporation capital stock; (3) paying any principal, interest or premium on, or repaying, repurchasing or redeeming any Ameren Corporation debt securities that are equal or junior in right of payment with the junior subordinated notes; or (4) making any payments with respect to any Ameren Corporation guarantee of debt securities if such guarantee is equal or junior in right of payment to the junior subordinated notes. Similarly, in certain circumstances (e.g., “Description of Junior Subordinated Notes — Right to Redeem Upon a Rating Agency Event” and “— Right to Redeem Upon a Tax Credit Event”), we may redeem the junior subordinated notes by paying amounts in excess of stated interest on, or principal of, the junior subordinated notes. The potential for excess payments will not affect the amount of interest income that a U.S. holder recognizes if there is only a remote likelihood that such payments will be made. We believe and intend to take the position that the likelihood that we will make any such payments is remote. Our determination regarding the remoteness of these contingencies is binding on a holder unless the holder discloses in the proper manner to the IRS that it is taking a different position.
In addition to the foregoing, we believe that the junior subordinated notes should be treated for U.S. federal income tax purposes as “variable rate debt instruments” that provide for a single fixed rate followed by a qualified floating rate (a “QFR”). Applicable Treasury regulations set forth rules to determine whether the fixed rate and the QFR result in a debt instrument being treated as issued with OID at time of issuance. It is our expectation that the initial interest rate (the “fixed rate”) and the interest rate on each Interest Reset Date (the “floating rate”) for the junior subordinated notes will be set in a manner that will not result in OID.
In light of the foregoing rules applicable to the junior subordinated notes and certain market conditions as of the date of original issuance, we expect that the junior subordinated notes will not be issued with OID.

Accordingly, except as set forth below, each U.S. holder should include in gross income that holder’s allocable share of interest on the junior subordinated notes in accordance with that holder’s method of tax accounting.
However, if the IRS successfully challenged our position regarding the remoteness of the contingencies described above, or if the fixed rate and floating rate were to be set in a manner inconsistent with our expectations, the junior subordinated notes could be treated as issued with OID at the time of issuance. Specifically:
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If the possibility of interest deferral were determined not to be remote, the junior subordinated notes would be treated as issued with OID and all stated interest on the junior subordinated notes would be treated as OID.

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If payments of stated interest on the junior subordinated notes are deferred on a particular series of junior subordinated notes, the junior subordinated notes may at that time be treated, solely for purposes of determining the amount of OID on the junior subordinated notes, as having been retired and reissued with OID, and the sum of the remaining interest payments on the junior subordinated notes would be OID.

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Finally, if any portion of interest pursuant to the fixed rate or the floating rate is determined as of the issue date to be in excess of “qualified stated interest” on the junior subordinated notes, such excess, if significant enough, will potentially give rise to OID.

In the event the junior subordinated notes are treated as issued with OID, each U.S. holder would be required to accrue and include OID in respect of the junior subordinated notes in taxable income on a constant yield basis before the receipt of the cash attributable to the interest (regardless of that U.S. holder’s method of tax accounting), and actual payments of stated interest would not be reported as taxable income.
Additionally, if the IRS were to determine that the possibility of excess payments was not remote in respect of the junior subordinated notes, the junior subordinated notes could be treated as “contingent payment debt instruments,” in which case a U.S. holder would be required to accrue interest income on the junior subordinated notes in excess of stated interest based on a “comparable yield” (as defined in applicable Treasury regulations) and treat as ordinary income rather than as capital gain any income realized on the taxable disposition of junior subordinated notes. In the event excess payments were made that differed from the payments based on a “comparable yield,” the U.S. holder would be required to adjust the previously made accruals of ordinary income. The remainder of this discussion assumes that the junior subordinated notes will not be treated as contingent payment debt instruments.
Sale, Exchange, Redemption or Retirement of a Junior Subordinated Note
You generally will recognize capital gain or loss upon a sale, exchange, redemption or retirement of a junior subordinated note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of a junior subordinated note is attributable to the payment of accrued interest on the junior subordinated note, which amount will be treated as a payment of interest) and (ii) your adjusted tax basis in the junior subordinated note. If the junior subordinated notes have not been subject to the OID rules, then a U.S. holder’s adjusted tax basis in the junior subordinated notes generally will be its initial purchase price. If the junior subordinated notes have been subject to the OID rules, then a U.S. holder’s tax basis in a junior subordinated note would be increased by any OID previously includible in that U.S. holder’s gross income through the date of disposition and decreased by payments received by that U.S. holder on the junior subordinated notes in respect of accrued OID. The gain or loss will be long-term capital gain or loss if the junior subordinated note has been held for more than one year at the time of the sale, exchange or retirement. Long-term capital gains of non-corporate U.S. holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A U.S. holder’s initial basis in a junior subordinated note generally will be the amount paid for the junior subordinated note.

Medicare Tax
Certain U.S. holders that are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of the junior subordinated notes. Each U.S. holder that is an individual, estate or trust should consult its tax advisors regarding the applicability of this Medicare tax to its income and gains in respect of its investment in the junior subordinated notes.
Information Reporting and Backup Withholding
A U.S. holder may be subject to information reporting and, under certain circumstances, “backup withholding” (currently at the rate of 24%) with respect to certain “reportable payments,” including interest on or principal (and premium, if any) of a junior subordinated note and the gross proceeds from a disposition of a junior subordinated note.
Information reporting and backup withholding will not apply with respect to payments made to “exempt recipients” (such as corporations and tax-exempt organizations) provided, if requested, their exemption from backup withholding is properly established.
Information reporting will generally apply to reportable payments to U.S. holders that are not exempt recipients (such as individuals). In addition, backup withholding will apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to properly report the receipt of interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that the holder is not subject to backup withholding. A holder that does not provide its correct TIN also may be subject to penalties imposed by the IRS.
Any amounts withheld under the backup withholding rules from a payment to a U.S. holder generally will be allowed as a refund or as a credit against that holder’s U.S. federal income tax liability, provided the requisite procedures are satisfied.
Non-U.S. Holders
The following discussion applies to you if you are a beneficial owner of a junior subordinated note other than a U.S. holder as defined above or a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes (a “non-U.S. holder”). Special rules may apply to you or your shareholders if you are a “controlled foreign corporation” or “passive foreign investment company.” You should consult your tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to you in your particular circumstances.
Subject to the discussion below under “Information Reporting and Backup Withholding” and “FATCA Withholding,” no withholding of U.S. federal income tax will apply to interest paid on a junior subordinated note to a non-U.S. holder under the “portfolio interest exemption,” provided that the:
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interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

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non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

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non-U.S. holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

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non-U.S. holder provides to the withholding agent, in accordance with specified procedures, a statement to the effect that such non-U.S. holder is not a U.S. person (generally by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable).

If a non-U.S. holder cannot satisfy the requirements of the portfolio interest exemption described above, interest paid on the junior subordinated notes (including payments in respect of original issue discount, if any, on the junior subordinated notes) made to a non-U.S. holder will be subject to a 30% U.S.

federal withholding tax, unless that non-U.S. holder provides the withholding agent with a properly executed statement (i) generally provided on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, claiming an exemption from or reduction of withholding under an applicable income tax treaty or (ii) generally provided on IRS Form W-8ECI stating that the interest is not subject to withholding tax because it is effectively connected with that non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder within the United States). A non-U.S. holder may be required to periodically update its Form W-8.
If a non-U.S. holder is engaged in the conduct of a trade or business in the United States and the interest is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, the interest is attributable to a permanent establishment maintained by the non-U.S. holder within the United States), that non-U.S. holder will be subject to U.S. federal income tax on the interest on a net income basis at the same rates generally applicable to U.S. holders rather than the 30% gross rate. In addition, if such non-U.S. holder is a foreign corporation, it may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
Subject to the discussion below under “Information Reporting and Backup Withholding,” any gain realized on the disposition of a junior subordinated note generally will not be subject to U.S. federal income tax unless the:
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gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder within the United States); or

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non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Gain that is described in the first bullet point above will generally be subject to U.S. federal income tax in the same manner as effectively connected interest income as described above (and, if the non-U.S. holder is a foreign corporation, possibly the branch profits tax described above). Gain that is described in the second bullet point above will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from such disposition, exceed any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty.
Information Reporting and Backup Withholding
The amount of interest paid on the junior subordinated notes to non-U.S. holders generally must be reported annually to the IRS. These reporting requirements apply regardless of whether withholding was reduced or eliminated by the portfolio interest exemption or any applicable income tax treaty. Copies of the information returns reflecting income in respect of the junior subordinated notes may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or information sharing agreement.
A non-U.S. holder will generally not be subject to additional information reporting or to backup withholding with respect to payments on the junior subordinated notes or to information reporting or backup withholding with respect to proceeds from the sale or other disposition of junior subordinated notes to or through a U.S. office of any broker, as long as the holder:
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has furnished to the payor or broker a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying, under penalties of perjury, the non-U.S. holder’s status as a non-U.S. person;

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has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with applicable U.S. Treasury regulations; or

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otherwise establishes an exemption.

The payment of the proceeds from a sale or other disposition of junior subordinated notes to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, a sale or disposition of junior subordinated notes will be subject to information reporting, but not backup withholding, if it is to or through a foreign office of a U.S. broker or a non-U.S. broker with certain enumerated connections with the United States unless the documentation requirements described above are met or the holder otherwise establishes an exemption.
Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are satisfied and the proper information is filed with the IRS on a timely basis. Non-U.S. holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.
FATCA Withholding
The Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act and the U.S. Treasury regulations and other applicable guidance thereunder, commonly referred to as “FATCA,” generally impose a U.S. federal withholding tax of 30% on any U.S.-source interest paid on debt obligations if paid to a “foreign financial institution” or a “non-financial foreign entity” (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary) unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) the non-financial foreign entity either certifies it does not have any “substantial U.S. owners” or furnishes identifying information regarding each substantial U.S. owner; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). An applicable intergovernmental agreement regarding FATCA between the United States and a foreign jurisdiction may modify the rules discussed in this paragraph. Proposed U.S. Treasury regulations would eliminate the requirement under FATCA in respect of withholding on gross proceeds from sales, exchanges or dispositions of debt obligations (including the junior subordinated notes), and the preamble to the proposed regulations provides that taxpayers and withholding agents may rely on these proposed regulations pending their finalization.
Holders should consult their tax advisors regarding the implications of FATCA on their investment in the junior subordinated notes.
The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of junior subordinated notes, including the tax consequences under state, local, foreign and other tax laws.

UNDERWRITING
General
Subject to the terms and conditions set forth in an underwriting agreement, dated the date hereof, between us and the underwriters named below, for whom Barclays Capital Inc., BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc. and Truist Securities, Inc. are acting as representatives, we have agreed to sell to each of the underwriters, and each of the underwriters has severally and not jointly agreed to purchase from us, the principal amount of junior subordinated notes set forth opposite its name below.
Underwriter	Principal Amount
Barclays Capital Inc.	$130,500,000
BofA Securities, Inc.	130,500,000
J.P. Morgan Securities LLC	130,500,000
Morgan Stanley & Co. LLC	130,500,000
MUFG Securities Americas Inc.	130,500,000
Truist Securities, Inc.	130,500,000
PNC Capital Markets LLC	58,500,000
Scotia Capital (USA) Inc.	58,500,000
Total	$900,000,000
The obligations of the underwriters, including their agreement to purchase junior subordinated notes from us, are several and not joint. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that the underwriters will be obligated to purchase all of the junior subordinated notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering of junior subordinated notes may be terminated.
The underwriters have advised us that they propose to initially offer the junior subordinated notes to the public at the offering price set forth on the cover page of this prospectus supplement and may also offer the junior subordinated notes to dealers at a price that represents a concession not in excess of 0.600% of the principal amount of the junior subordinated notes. Any underwriter may allow, and any of these dealers may re-allow, a concession not in excess of 0.400% of the principal amount of the junior subordinated notes. After the initial offering of the junior subordinated notes, the underwriters may from time to time vary the offering price and other selling terms. The offering of the junior subordinated notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The following table sets forth the underwriting discount to be paid to the underwriters by us (expressed as a percentage of the principal amount of the junior subordinated notes). The underwriting discount is the difference between the offering price and the amount the underwriters pay to purchase the junior subordinated notes from us.
Paid by us
Per junior subordinated note	1.000%
New Issue
The junior subordinated notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the junior subordinated notes on any securities exchange. The underwriters have advised us that they intend to make a market in the junior subordinated notes after the offering, although they are under no obligation to do so. The underwriters may discontinue any market-making activities at any time without any notice. We can give no assurance as to the liquidity of the trading market for the junior subordinated notes or that a public trading market for the junior subordinated notes will develop.

Price Stabilization and Short Positions
In connection with the offering of the junior subordinated notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the junior subordinated notes. Specifically, the underwriters may overallot in connection with the offering of the junior subordinated notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, the junior subordinated notes in the open market to cover short positions or to stabilize the price of the junior subordinated notes. Finally, the underwriters may reclaim selling concessions allowed for distributing the junior subordinated notes in the offering, if the underwriters repurchase previously distributed junior subordinated notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the junior subordinated notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time without notice.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased junior subordinated notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the junior subordinated notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Expenses and Indemnification
We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $2.3 million.
We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.
Selling Restrictions
No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the junior subordinated notes, or the possession, circulation or distribution of this prospectus supplement or the accompanying prospectus or any other material relating to us or the junior subordinated notes in any jurisdiction where action for that purpose is required. Accordingly, the junior subordinated notes may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor the accompanying prospectus nor any other offering material or advertisements in connection with the junior subordinated notes may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.
Notice to Prospective Investors in the European Economic Area
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any junior subordinated notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus in relation thereto to any retail investor in the European Economic Area (“EEA”). For these purposes, (i) a retail investor means a person who is one (or more) of: (a) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (b) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”); and (ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the junior subordinated notes to be offered so as to enable an investor to decide to purchase or subscribe for the junior subordinated notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the junior subordinated notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the junior subordinated notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of junior subordinated notes in any Member State of the EEA will be made pursuant to an exemption under the EU Prospectus Regulation from the requirement to publish a prospectus for offers of junior subordinated notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the EU Prospectus Regulation.
Notice to Prospective Investors in the United Kingdom
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any junior subordinated notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus in relation thereto to any retail investor in the United Kingdom (“UK”). For these purposes, (i) a retail investor means a person who is neither (a) a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of domestic law in the UK nor (b) a qualified investor as defined in paragraph 15 of Schedule I to the Public Offers and Admissions and Trading Regulations 2024 (as it may be amended from time to time) (the “UK POATRs”); and (ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the junior subordinated notes to be offered so as to enable an investor to decide to purchase or subscribe for the junior subordinated notes. Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the junior subordinated notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the junior subordinated notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the junior subordinated notes in the UK will be made pursuant to an exception from the prohibition on public offers of relevant securities under the UK POATRs in circumstances not requiring a prospectus pursuant to the FCA Prospectus Rules: Admission to Trading on a Regulated Market sourcebook (the “PRM Sourcebook”). For the avoidance of doubt, neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK POATRs or the PRM Sourcebook.
In the UK, this prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at (1) investment professionals who fall within Article 19(5) (“investment professionals”) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”) or (2) high net worth entities and other persons who fall within Article 49(2)(a) to (d) (“High net worth companies, unincorporated associations etc.”) of the Order or (3) other persons to whom it may otherwise be lawfully communicated or caused to be communicated in accordance with the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is only available to, and will be engaged in with, relevant persons.
Each underwriter has represented and agreed that:
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it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”)) received by it in connection with the issue or sale of the junior subordinated notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the junior subordinated notes in, from or otherwise involving the UK.

Notice to Prospective Investors in Canada
The junior subordinated notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the junior subordinated notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Switzerland
The junior subordinated notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the junior subordinated notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the junior subordinated notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the junior subordinated notes may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in Japan
The junior subordinated notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (the “FIEA”) and each of the underwriters and each of their affiliates has represented and agreed that it has not offered or sold and it will not offer or sell any junior subordinated notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with the FIEA and any other applicable laws, regulations, and ministerial guidelines of Japan. As used in this paragraph, “resident of Japan” means a natural person having his/her place of domicile or residence in Japan, or a legal person having its main office in Japan. A branch, agency or other office in Japan of a non-resident, irrespective of whether it is legally authorized to represent its principal or not, shall be deemed to be a resident of Japan even if its main office is in any other country than Japan.
If an offeree does not fall under a “qualified institutional investor” (tekikaku kikan toshika), as defined in Article 10, Paragraph 1 of the Cabinet Office Ordinance Concerning Definition provided in Article 2 of the Financial Instruments and Exchange Law (“Qualified Institutional Investor”), the junior subordinated notes will be offered in Japan by a private placement to a small number of investors (shoninzu muke kanyu), as provided under Article 23-13, Paragraph 4 of the FIEA, and accordingly, the filing of a securities registration statement for a public offering pursuant to Article 4, Paragraph 1 of the FIEA has not been made. Such offeree or purchaser of the junior subordinated notes is prohibited from transferring the junior subordinated notes except in the case of a transfer of such junior subordinated notes in whole to a single transferee. Further, any such transferee is also prohibited from transferring the junior subordinated notes except in the case of a transfer of such junior subordinated notes in whole to a single transferee. If an offeree falls under the Qualified Institutional Investor, the junior subordinated notes will be offered in Japan by a private placement to the Qualified Institutional Investors (tekikaku kikan toshokamuke kanyu), as provided under Article 23-13, Paragraph 1 of the FIEA, and accordingly, the filing of a securities registration statement for a public offering pursuant to Article 4, Paragraph 1 of the FIEA has not been made. Such offeree who subscribes for the junior subordinated notes (the “QII Notes”) or purchaser of the QII Notes will be prohibited from transferring its QII Notes other than to another Qualified Institutional Investor. Furthermore, any such transferee of the QII Notes will also be prohibited from transferring its QII Notes other than to another Qualified Institutional Investor.
Notice to Prospective Investors in Taiwan
The junior subordinated notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the junior subordinated notes in Taiwan through a public offering or in any offering that requires registration, filing or approval of the Financial Supervisory Commission of Taiwan except pursuant to the applicable laws and regulations of Taiwan and the competent authority’s rulings thereunder.
Notice to Prospective Investors in the United Arab Emirates
The junior subordinated notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Settlement
We expect to deliver the junior subordinated notes against payment for the junior subordinated notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the junior subordinated notes more than one business day prior to the scheduled settlement date will be required, by virtue of the fact that the junior subordinated notes initially are expected to settle in T+8, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement.
Relationships
In the ordinary course of their respective businesses, the underwriters and/or their affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us and our affiliates for which they have received, and will in the future receive, customary compensation. Affiliates of certain of the underwriters are lenders under our existing revolving credit facilities. Certain of the underwriters and their affiliates may own a portion of our commercial paper that may be repaid with a portion of the net proceeds of this offering, and may, therefore, receive a portion of the net proceeds from this offering.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the junior subordinated notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the junior subordinated notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
LEGAL MATTERS
The validity of the junior subordinated notes will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters will be passed upon for us by David M. Feinberg, Esq., our Executive Vice President, General Counsel and Secretary. Certain legal matters will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP represents us and certain of our affiliates from time to time in connection with various matters. All matters pertaining to our incorporation and all other matters of Missouri law relating to us will be passed upon only by Mr. Feinberg. As to all matters based on the law of the State of Missouri, Morgan, Lewis & Bockius LLP will rely on the opinion of Mr. Feinberg. As to all matters based on the law of the State of New York, Mr. Feinberg will rely on the opinion of Morgan, Lewis & Bockius LLP.

PROSPECTUS
AMEREN CORPORATION
Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Stock Purchase Contracts
Stock Purchase Units
Ameren Corporation may offer any of the securities described in this prospectus in one or more offerings from time to time in amounts authorized from time to time. This prospectus may also be used by selling securityholders of the securities described herein.
This prospectus provides you with a general description of these securities. We will provide specific information about the offering and the terms of these securities in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the supplements carefully before investing. This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.
The common stock of Ameren Corporation is listed on the New York Stock Exchange under the symbol “AEE.” Unless otherwise indicated in the applicable prospectus supplement, we do not intend to list the other securities described in this prospectus on a national securities exchange.
Our principal executive offices are located at 1901 Chouteau Avenue, St. Louis, Missouri 63103 and our telephone number is (314) 621-3222.
Investing in our securities involves risks. Before buying our securities, you should refer to the risk factors included in our annual, quarterly and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are incorporated by reference into this prospectus, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 2.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
These securities may be offered directly or through underwriters, agents or dealers. The terms of the plan of distribution will be provided in the applicable prospectus supplement. See “Plan of Distribution.”
The date of this prospectus is August 4, 2026.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell, at any time and from time to time, in one or more offerings, any of the securities described in this prospectus and selling securityholders may offer such securities owned by them from time to time. We may offer any of the following securities: senior debt securities or subordinated debt securities, each of which may be convertible into or exchangeable for shares of our capital stock or other of our securities; common stock; preferred stock; stock purchase contracts; and stock purchase units (collectively, the “securities”).
This prospectus provides you with a general description of the securities that may be offered by us and/or selling securityholders. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we have filed with the SEC includes exhibits that provide more detail regarding the securities described in this prospectus. You should read this prospectus, the registration statement of which this prospectus is a part and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under “Where You Can Find More Information.”
In this prospectus, “Ameren,” “we,” “us” and “our” refer to Ameren Corporation (and, unless the context otherwise indicates, do not include any of its subsidiaries).
AMEREN CORPORATION
Ameren, headquartered in St. Louis, Missouri, is a public utility holding company whose primary assets are its equity interests in its subsidiaries. Our subsidiaries are separate, independent legal entities with separate businesses, assets, and liabilities. Dividends on our common stock and the payment of expenses by us depend on distributions made to us by our subsidiaries. Our principal subsidiaries are listed below. We also have other subsidiaries that conduct other activities, such as providing shared services.
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Union Electric Company, doing business as Ameren Missouri (“Ameren Missouri”), operates a rate-regulated electric generation, transmission and distribution business and a rate-regulated natural gas distribution business in Missouri. Ameren Missouri was incorporated in Missouri in 1922 and is successor to a number of companies, the oldest of which was organized in 1881. Ameren Missouri is the largest electric utility in the state of Missouri. It supplies electric and natural gas service to a 24,000-square-mile area in central and eastern Missouri, which includes the Greater St. Louis area. Ameren Missouri supplies electric service to 1.3 million customers and natural gas service to 0.1 million customers.

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Ameren Illinois Company, doing business as Ameren Illinois (“Ameren Illinois”), operates rate-regulated electric transmission, electric distribution, and natural gas distribution businesses in Illinois. Ameren Illinois was incorporated in Illinois in 1923 and is the successor to a number of companies, the oldest of which was organized in 1902. Ameren Illinois supplies electric and natural gas utility service to a 43,700-square-mile area in central and southern Illinois. Ameren Illinois supplies electric service to 1.2 million customers and natural gas service to 0.8 million customers.

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Ameren Transmission Company of Illinois, doing business as ATXI (“ATXI”), operates a Federal Energy Regulatory Commission rate-regulated electric transmission business in the Midcontinent Independent System Operator, Inc. ATXI was incorporated in Illinois in 2006.

RISK FACTORS
Investing in the securities involves certain risks. You are urged to read and consider the risk factors relating to an investment in the securities described in our annual, quarterly and current reports filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. There may be additional risks and uncertainties (either currently unknown or not currently believed to be material) that could adversely affect the results of our operations, financial position and liquidity. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement. Each of the risks described could result in a decrease in the value of the particular securities and your investment therein.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus is part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the informational requirements of the Exchange Act and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents with the SEC electronically. The documents can be found by searching the EDGAR archives of the SEC electronically.
The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede this information and will be deemed to be incorporated by reference into this prospectus (other than any documents, or portions of documents, not deemed to be filed). We incorporate by reference the following documents previously filed with the SEC:
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our Annual Report on Form 10-K for the year ended December 31, 2025;

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our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026;

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our Current Reports on Form 8-K filed with the SEC on February 9, 2026 (except for portions deemed to be furnished and not filed), February 11, 2026 (except for portions deemed to be furnished and not filed), February 27, 2026, March 4, 2026, May 5, 2026 (except for portions deemed to be furnished and not filed), May 18, 2026, June 26, 2026, June 29, 2026 and July 30, 2026 (except for portions deemed to be furnished and not filed); and

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the description of our common stock contained in Exhibit 4.98 to our Annual Report on Form 10-K for the year ended December 31, 2021, including any further amendment or report filed for the purpose of updating such description.

We are also incorporating by reference all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus until the offerings contemplated by this prospectus are completed or terminated.
Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any separately filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.
You may request a free copy of these filings by writing or telephoning us at the following address:
Ameren Corporation
Attention: Office of the Secretary
P.O. Box 66149, Mail Code 1310
St. Louis, Missouri 63166-6149
Telephone: (314) 621-3222
Upon such request, we will provide each person, including any beneficial owner, to whom this prospectus is delivered, a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. Copies of these filings are also available from our website at www.amereninvestors.com. We do not intend for this website to be an active link or to otherwise incorporate the contents of the website into this prospectus.
You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or in any written communication from us specifying the final terms of a particular offering of securities. We have not authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial position, results of operations and prospects may have changed since those dates.

USE OF PROCEEDS
Unless we state otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of the offered securities:
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to finance our subsidiaries’ ongoing construction and maintenance programs;

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to redeem, repurchase, repay or retire outstanding debt or equity securities, including debt or equity securities of our subsidiaries;

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to finance strategic investments in, or acquisitions of, other entities or their assets; and

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for other general corporate purposes.

The prospectus supplement relating to a particular offering of securities by us will identify the use of proceeds for that offering.
We will not receive any of the proceeds from the sale of any securities by any selling securityholders.

DESCRIPTION OF DEBT SECURITIES
General
The senior debt securities and the subordinated debt securities, which we refer to collectively as the “debt securities,” will be issued under one of two separate indentures, as each may be amended or supplemented from time to time. We will issue the senior debt securities in one or more series under our indenture dated as of December 1, 2001, as amended and supplemented, which we refer to collectively as the “senior indenture,” between us and The Bank of New York Mellon Trust Company, N.A., as successor senior indenture trustee. We will issue the subordinated debt securities in one or more series under a subordinated indenture between us and a trustee, which we refer to as the “subordinated indenture.” The senior indenture, the form of the subordinated indenture and the form of supplemental indenture or other instrument establishing the debt securities of a particular series are exhibits to, or will be subsequently incorporated by reference into, the registration statement of which this prospectus is a part. The senior indenture has been, and the subordinated indenture will be, qualified under the Trust Indenture Act of 1939. The senior debt securities of all series that may be issued under the senior indenture are referred to in this prospectus as “senior debt securities” and the subordinated debt securities of all series that may be issued under the subordinated indenture are referred to in this prospectus as “subordinated debt securities.” The following summaries of certain provisions of the senior indenture and the subordinated indenture do not purport to be complete and are subject to, and qualified in their entirety by, all provisions of the senior indenture or the subordinated indenture, as the case may be, and the applicable debt securities. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of the debt securities and other securities described in this prospectus.
Ranking
The senior debt securities will be our direct unsecured general obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be our direct unsecured general obligations and will be junior in right of payment to our Senior Indebtedness, as described under the heading “— Subordination of Subordinated Debt Securities.”
Ameren is a holding company that derives substantially all of its income from its operating subsidiaries. As a result, our cash flows and consequent ability to service our debt, including the debt securities, are dependent upon the earnings of our operating subsidiaries and the distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under affiliate indebtedness. The payment of dividends to us by our subsidiaries in turn depends on their results of operations, and other items affecting retained earnings and available cash. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of affiliate borrowing arrangements and cash payments under the tax allocation agreement) to us or to otherwise pay amounts due with respect to the debt securities or to make specific funds available for such payments. Certain financing agreements, corporate organizational documents and certain statutory and regulatory requirements may impose restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the debt securities will be effectively subordinated to debt and preferred stock at the subsidiary level because, as the common shareholder of our subsidiaries, we will be subject to the prior claims of creditors and preferred shareholders of our subsidiaries. The rights of holders of debt securities to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to prior claims of that subsidiary’s creditors and preferred shareholders. Unless otherwise indicated in the applicable prospectus supplement, neither indenture described above limits or will limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur.
The senior indenture provides, and the subordinated indenture will provide, that our obligations to compensate the applicable trustee and reimburse the applicable trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien upon all property and funds held or collected by the applicable trustee as such.

Subordination of Subordinated Debt Securities
The subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness. The term “Senior Indebtedness” will be defined in the applicable prospectus supplement.
No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on the subordinated debt securities may be made if any Senior Indebtedness is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or the maturity of any Senior Indebtedness has been accelerated because of a default and such acceleration has not been rescinded or annulled. If provided in the applicable prospectus supplement, limited subordination periods may apply in the event of non-payment defaults relating to Senior Indebtedness in situations where there has not been an acceleration of Senior Indebtedness.
Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal of, premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to receive or retain any payment. The rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the subordinated debt securities are paid in full.
Issuance of Additional Debt Securities
The senior indenture provides, and the subordinated indenture will provide, that additional debt securities may be issued thereunder without limitation as to aggregate principal amount. We may issue one or more series of debt securities separately or as part of a stock purchase unit from time to time.
Provisions of a Particular Series
The prospectus supplement applicable to a series of debt securities will specify:
•
the title and any limitation on the aggregate principal amount of the debt securities;

•
the original issue date for the debt securities and the date on which the debt securities will mature;

•
the interest rate or rates, or method of calculation thereof, for the debt securities, and the date from which interest shall accrue;

•
the dates on which interest will be payable;

•
the record dates for payments of interest if other than the fifteenth day next preceding each interest payment date;

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the terms, if any, regarding the optional or mandatory redemption of the debt securities, including redemption date or dates of the debt securities, if any, and the price or prices applicable to such redemption;

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any period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be repaid, in whole or in part, at the option of the holder thereof;

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the terms, if any, pursuant to which debt securities may be converted into or exchanged for shares of our capital stock or other of our securities;

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any interest deferral or extension provisions with respect to a series of subordinated debt securities;

•
the applicability of or any change in the subordination provisions for a series of subordinated debt securities; and

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any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof.

There is no requirement under the senior indenture, nor will there be any requirement under our subordinated indenture, that our future issuances of debt securities be issued exclusively under the senior indenture or the subordinated indenture, and we will be free to employ other indentures or documentation containing provisions different from those included in the senior indenture or the subordinated indenture applicable to one or more issuances of debt securities, in connection with future issuances of other debt securities.
The senior indenture provides, and the subordinated indenture will provide, that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates, may have differing redemption provisions and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise indicated in the applicable prospectus supplement, we may from time to time, “reopen” a series of debt securities, without the consent of the existing holders of the debt securities of that series, which means we can create and issue further debt securities of such series having the same terms and conditions (including the same CUSIP number) in all respects, except for the date of original issuance, the offering price and, if applicable, the initial interest accrual date and the initial interest payment date. Additional debt securities issued in this manner will be consolidated with, and form a single series with, the previously outstanding debt securities of the same series.
Unless otherwise indicated in the applicable prospectus supplement, there will be no provisions in either indenture or the related debt securities that require us to redeem, or permit the holders to cause a redemption of, the debt securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control, or grant security for other of our indebtedness.
Registration, Transfer and Exchange
Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under “Book-Entry System.” The global securities will be registered in the name of a nominee of The Depository Trust Company, as depositary, which we refer to as “DTC,” and deposited with, or on behalf of, the depositary. Except as set forth under “Book-Entry System,” owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of any debt securities and will not be considered the registered holders thereof under the applicable indenture.
Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor.
Unless otherwise indicated in the applicable prospectus supplement, debt securities may be presented for exchange or registration of transfer — duly endorsed or accompanied by a duly executed written instrument of transfer — at the office of the applicable trustee maintained for such purpose with respect to any series of debt securities, without service charge but upon payment of any taxes and other governmental charges as described in the applicable indenture. Such transfer or exchange will be effected upon the applicable trustee and us being satisfied with the endorsements or instruments of transfer and the identity or authorization of the person making the request. In the case of any debt securities that have been mutilated, destroyed, lost or stolen, new debt securities of a like aggregate principal amount and tenor will be issued upon the applicable trustee and us being satisfied with the evidence of ownership and loss and with the security or indemnity provided.
In the event of any redemption of debt securities of any series, the applicable trustee will not be required to exchange or register a transfer of any debt securities of such series selected, called or being called for redemption except, in the case of any debt security to be redeemed in part, the portion thereof not to be so redeemed.
Payment and Paying Agents
Payments with respect to principal of, premium, if any, and interest on debt securities issued in the form of global securities will be paid in the manner described below under “Book-Entry System.”

Unless otherwise indicated in the applicable prospectus supplement, interest on debt securities that are in the form of certificated securities, other than interest at maturity, will be paid by check payable in clearinghouse funds mailed to the person entitled thereto at such person’s address as it appears in the register for the debt securities maintained by the applicable trustee; provided, however, a holder of debt securities of one or more series under either the senior indenture or the subordinated indenture, as the case may be, in the aggregate principal amount of $10,000,000 or more having the same interest payment dates will be entitled to receive payments of interest on such series by wire transfer of immediately available funds to a bank within the continental United States if the applicable trustee has received appropriate wire transfer instructions on or prior to the applicable regular record date for such interest payment date. Unless otherwise indicated in the applicable prospectus supplement, the principal of, premium, if any, and interest at maturity on debt securities in the form of certificated securities will be payable in immediately available funds at the office of the applicable trustee or at the authorized office of any paying agent upon presentation and surrender of such debt securities. We may appoint additional paying agents from time to time, including ourselves or our affiliates.
All monies we pay to the applicable trustee for the payment of principal of, premium, if any, and interest on any debt security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, subject to applicable abandoned property laws, and the holder of such debt security thereafter may look only to us for payment thereof.
Unless otherwise indicated in the applicable prospectus supplement, in any case where the date on which the principal of, premium, if any, or interest on any debt security is due or the date fixed for redemption of any debt security is not a business day (as defined in the applicable indenture), then payment of that principal, premium or interest need not be made on such date but may be made on the next succeeding business day with the same force and effect as if made on the due date or the date fixed for redemption, and, in the case of timely payment on such business day, no additional interest shall accrue for the period from and after such principal, premium or interest is stated to be due to such business day.
Redemption Provisions
Any terms for the optional or mandatory redemption of the debt securities will be indicated in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, and subject to the following sentence, the senior debt securities will be redeemable only upon notice given in the manner provided in the senior indenture not less than 30 nor more than 60 days prior to the date fixed for redemption, the subordinated debt securities will be redeemable only upon notice given in the manner provided in the subordinated indenture not less than 10 nor more than 60 days prior to the date fixed for redemption, and, if less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed will be selected by the applicable trustee in such manner as it shall deem appropriate and fair. We have reserved the right to amend the senior indenture without any consent, vote or other action of the holders of any series of senior debt securities issued after November 1, 2023, to provide that notice of any redemption shall be given not less than 10 nor more than 60 days prior to the date fixed for redemption.
Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of, premium, if any, and interest on such debt securities and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such debt securities.
Purchase of Debt Securities
We or our affiliates may, at any time and from time to time, purchase all or some of the debt securities at any price or prices, whether by tender, in the open market, by private negotiated agreement or otherwise, subject to applicable law.
Events of Default
The following constitute or will constitute events of default under the applicable indenture with respect to the debt securities of any series, as applicable:

(1)
default in the payment of principal of, and premium, if any, on any debt security of such series when due and payable;

(2)
default in the payment of interest on the debt securities of such series when due and payable which continues for 30 days;

(3)
with respect to the senior debt securities of any series, failure to observe or perform any of our other covenants or warranties in the senior debt securities of such series or in the senior indenture (other than a covenant or warranty solely for the benefit of one or more series of debt securities other than such series) and the continuation thereof for 60 days after written notice thereof is given to us by the senior indenture trustee or to the senior indenture trustee and us by the holders of at least 33% in aggregate principal amount of the outstanding senior debt securities of such series;

(4)
with respect to the senior debt securities of any series, failure to pay when due and payable, after the expiration of any applicable grace period, any portion of the principal of our Debt (“Debt” means any of our outstanding funded obligations for money borrowed, whether or not evidenced by notes, debentures, bonds or other securities, reimbursement obligations under letters of credit, or guarantees of any such obligations issued by others) pursuant to a bond, debenture, note or other evidence of Debt in excess of $25,000,000 (including a default with respect to senior debt securities of any other series), or acceleration of such Debt for another default thereunder, without such Debt having been discharged, or such acceleration having been rescinded or annulled, within 30 days after written notice thereof to us by the senior indenture trustee or to the senior indenture trustee and us by the holders of at least 33% in aggregate principal amount of the senior debt securities of such series outstanding;

(5)
the occurrence of certain events of bankruptcy, insolvency, reorganization, assignment or receivership relating to us, whether voluntary or involuntary, specified in the applicable indenture, including, without limitation, the commencement by us of a case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law, our consent to an order for relief in an involuntary case under any such law, an assignment for the benefit of creditors or the taking of any other corporate actions in furtherance of the foregoing; or

(6)
any other event of default specified in the applicable prospectus supplement with respect to debt securities of such series.

We have reserved the right to amend the senior indenture without any consent, vote or other action of the holders of any series of senior debt securities issued after November 1, 2023, to increase the amount specified in (4) above from $25,000,000 to $100,000,000.
No event of default with respect to the debt securities of a particular series necessarily constitutes an event of default with respect to the debt securities of any other series issued under the applicable indenture. If provided in the applicable prospectus supplement, events of default similar to the events of default described in (3) and (4) above, as they may be amended, may be applicable to a series of subordinated debt securities.
If an event of default with respect to any series of debt securities occurs and is continuing, either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, unless otherwise indicated in the applicable prospectus supplement, may declare, by notice in writing, the principal amount of and interest on all debt securities of such series to be due and payable immediately; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities under a particular indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series under that particular indenture, considered as one class, may make such declaration of acceleration under that particular indenture and not the holders of the debt securities of any one of such series.
At any time after an acceleration of the debt securities of any series has been declared, but before a judgment or decree for the payment of the principal amount of the debt securities has been obtained, if we pay or deposit with the applicable trustee a sum sufficient to pay all matured installments of interest and the principal and premium, if any, which have become due otherwise than by acceleration and any amounts due to the applicable trustee, and all defaults shall have been cured or waived, then such payment or deposit will cause an automatic rescission and annulment of the acceleration of the debt securities.
The senior indenture provides, and the subordinated indenture will provide, that the applicable trustee generally will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities unless such holders have offered to the applicable trustee reasonable security or indemnity. Subject to such provisions for indemnity and certain other limitations contained in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series under that indenture generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred on that trustee, with respect to the debt securities of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities under a particular indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of all those series under a particular indenture, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one series.
The holders of a majority in principal amount of the outstanding debt securities of any series generally will have the right to waive any past default or event of default under the applicable indenture on behalf of all holders of debt securities of that series, except a default in the payment of principal of, premium, if any, or interest on such debt securities. The senior indenture provides that no holder of senior debt securities of any series may institute any action against us under or with respect to the senior indenture, and the subordinated indenture will provide that no holder of subordinated debt securities of any series may institute any action against us under or with respect to the subordinated indenture or the subordinated debt securities, in each case, except as described in the next paragraph or unless such holder previously shall have given to the trustee for such series written notice of default and continuance thereof with respect to the debt securities of such series and unless the holders of not less than a majority in aggregate principal amount of the debt securities of all series in respect of which an event of default has occurred and is continuing, considered as one class, shall have requested the trustee for such series to institute such action and shall have offered that trustee reasonable indemnity, and the trustee for such series shall not have instituted such action within 60 days of such request. Furthermore, no holder of debt securities of any series will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holder of debt securities of such series.
Notwithstanding the foregoing, each holder of debt securities has the right, which is absolute and unconditional, to receive payment of the principal of, premium, if any, and interest on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.
The senior indenture provides, and the subordinated indenture will provide, that the applicable trustee, within 90 days after the occurrence of a default with respect to the debt securities of any series actually known to the applicable trustee, is required to give the holders of the debt securities of that series notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, premium or interest on any debt securities of that series, the trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. We are required to deliver to the senior indenture trustee, and will be required to deliver to the trustee under the subordinated indenture, each year a certificate as to whether or not, to the knowledge of the officer signing such certificate, we are in compliance with the conditions and covenants under the applicable indenture.
Modification
The applicable trustee and we may modify and amend the applicable indenture with the consent of the holders of a majority in principal amount of the debt securities of all series under that indenture considered as one class, or if there are debt securities of more than one series outstanding and if a proposed modification or amendment directly affects the rights of the holders of the debt securities of one or more, but less than all, of such series, then the consent only of the holders of a majority in aggregate principal amount of the debt securities of all series so directly affected by such modification or amendment, considered as one class, provided that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:
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change the maturity date of any debt security;

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reduce the rate, or change the method of calculation thereof, or extend the time of payment of interest on any debt security;

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reduce the principal amount of, or premium payable on, any debt security;

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change the coin or currency of any payment of principal of, premium, if any, or interest on any debt security;

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change the date on which any debt security may be redeemed or adversely affect the rights of a holder to institute suit for the enforcement of any payment on any debt security; or

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modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to modify or amend the applicable indenture or to waive any past default.

The applicable trustee and we may modify and amend the applicable indenture without the consent of the holders:
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to change or eliminate any of the provisions of the applicable indenture, provided that any such change or elimination shall become effective only when there are no outstanding debt securities created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision or such change or elimination is applicable only to debt securities issued after the effective date of such change or elimination;

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to establish the form of the debt securities of any series as permitted by the applicable indenture or to establish or reflect any terms of the debt securities of any series as determined by the applicable indenture;

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to evidence the succession of another corporation to us as permitted by the applicable indenture, and the assumption by any successor of our covenants in the applicable indenture and in the debt securities;

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to grant or confer upon the applicable trustee for the benefit of the holders of one or more series of debt securities any additional rights, remedies, powers or authority;

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to permit the applicable trustee to comply with any duties imposed upon it by law;

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to specify further the duties and responsibilities of, and to define further the relationships among, the applicable trustee, any authenticating agent and any paying agent, and to evidence the succession of a successor trustee as permitted under the applicable indenture;

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to add to our covenants for the benefit of the holders of one or more series of debt securities or to surrender a right conferred on us in the applicable indenture;

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to add security for all of the debt securities under the applicable indenture;

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to add an event of default with respect to one or more series of debt securities;

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to supply omissions, cure ambiguities or correct defects, which actions, in each case, are not prejudicial to the interests of the holders of debt securities under the applicable indenture in any material respect; or

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to make any other change that is not prejudicial to the holders of the applicable debt securities.

A supplemental indenture which changes or eliminates any covenant or other provision of the applicable indenture (or any supplemental indenture) which has expressly been included solely for the benefit of one or more series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or provision, will be deemed not to affect the rights under the applicable indenture of the holders of debt securities of any other series.

Defeasance and Discharge
The senior indenture provides, and the subordinated indenture will provide, that we will
(1)
be discharged from any and all obligations in respect of the debt securities of any series then outstanding under the applicable indenture, except for certain obligations to register the transfer or exchange of the debt securities of such series, replace stolen, lost or mutilated notes, maintain paying agencies and hold monies for payment in trust; or

(2)
be released from the obligations of the senior indenture with respect to the senior debt securities of any series or the subordinated indenture with respect to the subordinated debt securities of any series under any covenants applicable to the debt securities of such series which are subject to covenant defeasance as described in the supplemental indenture or other instrument establishing such series.

In the case of either (1) or (2), we are required to deposit, in trust, with the applicable trustee, money and/or U.S. government obligations, which through the payment of interest on those obligations and principal of those obligations in accordance with their terms will provide money in an amount sufficient, without reinvestment, to make all payments of principal of, premium, if any, and interest on the debt securities of such series on the dates such payments are due (which may include one or more redemption dates designated by us). This trust may only be established if, among other things, (A) no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the applicable indenture has occurred and is continuing on the date of the deposit, (B) the deposit will not cause the applicable trustee to have any conflicting interest with respect to our other securities and (C) we have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes (and, in the case of paragraph (1) above, such opinion of counsel is based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law) as a result of the deposit or defeasance and will be subject to federal income tax in the same amounts, in the same manner and at the same times as if the deposit and defeasance had not occurred.
We may be discharged under paragraph (1) with respect to debt securities of any series notwithstanding our prior release under paragraph (2). If we exercise our discharge option for debt securities of any series, payment of the debt securities of such series may not be accelerated because of a subsequent event of default. If we exercise our release option for debt securities of any series, payment of the debt securities of such series may not be accelerated by reference to a subsequent breach of any of the covenants noted under clause (2) in the preceding paragraph. In the event we omit to comply with our remaining obligations with respect to the debt securities of any series under the applicable indenture after exercising our release option and the debt securities of such series are declared due and payable because of the subsequent occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from that event of default. However, we will remain liable for those payments.
Consolidation, Merger and Sale or Disposition of Assets
We have agreed (or will agree with respect to the subordinated debt securities) not to consolidate with or merge into any other corporation (or other entity with respect to the subordinated debt securities) or sell or otherwise dispose of our properties substantially as an entirety to any person unless:
•
the successor corporation (or entity under the subordinated indenture) or the person that receives such properties pursuant to such sale or other disposition shall be a corporation (or entity under the subordinated indenture) organized and existing under the laws of the United States of America, any state thereof, or the District of Columbia; and

•
the successor corporation (or entity under the subordinated indenture) or the person that receives such properties pursuant to such sale or other disposition assumes by supplemental indenture the due and punctual payment of the principal of, premium, if any, and interest on all the debt securities and the performance of every covenant of each indenture to be performed or observed by us.

Upon any such consolidation, merger, sale or other disposition of our properties substantially as an entirety, the successor corporation (or entity under the subordinated indenture) formed by such consolidation or into which we are merged or the person to which such sale or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the applicable indenture with the same effect as if such successor corporation (or entity under the subordinated indenture) or person had been named as us therein and we will be released from all obligations under the applicable indenture.
Resignation or Removal of Trustees
A trustee may resign at any time upon written notice to us specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor trustee and such specified day. A trustee may be removed at any time with respect to debt securities of any series by an instrument or concurrent instruments in writing filed with such trustee and signed by the holders, or their attorneys-in-fact, of a majority in principal amount of such series of debt securities then outstanding. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove a trustee upon notice to the holder of each debt security outstanding under the applicable indenture and the trustee, and the appointment of a successor trustee.
Concerning the Senior Indenture Trustee
We and our affiliates maintain corporate trust and other banking relationships with The Bank of New York Mellon Trust Company, N.A. and its affiliates.
Governing Law
The senior indenture is, and the subordinated indenture and the related senior debt securities and subordinated debt securities will be, governed by New York law.

DESCRIPTION OF COMMON STOCK
General
The following statements describing our common stock are not intended to be a complete description but rather are a summary of certain rights and distinguishing characteristics relating to the common stock currently authorized by our Restated Articles of Incorporation, as amended (“articles of incorporation”). For additional information, please see our articles of incorporation and by-laws. Each of these documents has been previously filed with the SEC and each is an exhibit to the registration statement filed with the SEC of which this prospectus is a part. Reference is also made to the laws of the state of Missouri.
Under our articles of incorporation, we are authorized to issue 400,000,000 shares of common stock, $.01 par value per share, and 100,000,000 shares of preferred stock, $.01 par value per share. As of July 30, 2026, 276,843,251 shares of common stock were outstanding and, on the date of this prospectus, no shares of preferred stock were outstanding.
Dividend Rights and Limitations
The holders of our common stock are entitled to receive such dividends as our board of directors may from time to time declare, subject to any rights of the holders of our preferred stock, if any is outstanding. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us. Various financing arrangements, corporate organizational documents and statutory and regulatory requirements may impose restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances.
Voting Rights
Except as otherwise provided by law and subject to the voting rights of holders of our preferred stock, if any is outstanding, the holders of our common stock have the exclusive right to vote for the election of directors and for all other purposes. Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote at a meeting of shareholders, including the election of directors, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares voting for the election of directors will not be able to elect any directors. The common stock shall vote together as a single class. The holders of our common stock are not entitled to cumulate votes for the election of directors. At annual and special meetings of shareholders, a majority of the outstanding shares of common stock constitutes a quorum.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of our affairs, voluntarily or involuntarily, the holders of our common stock will be entitled to receive the remainder, if any, of our assets after the payment of all our debts and liabilities and after the payment in full of any preferential amounts to which holders of any preferred stock may be entitled.
Uncertificated Shares and Certificates of Stock
The interest of each shareholder of any class of our stock shall not be evidenced by certificates for shares and all shares of all classes of stock shall be uncertificated shares; provided, however, that (a) any shares of our stock represented by a certificate shall continue to be represented by such certificate until such certificate is surrendered to us and (b) we may, at our option but without obligation, issue certificates for some or all of any shares of some or all of any classes of stock as we determine from time to time.
Miscellaneous
The outstanding shares of common stock are, and any shares of common stock sold hereunder will be, upon payment for them, fully paid and non-assessable. The holders of our common stock are not entitled to any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any redemption provisions or conversion rights.

Transfer Agent and Registrar
Equiniti Trust Company, LLC serves as transfer agent and registrar for our common stock.
Certain Anti-Takeover Matters
Our articles of incorporation and by-laws include a number of provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect include:
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authorization for our board of directors to issue our preferred stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters);

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advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by our board of directors;

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the prohibition of shareholder action by less than unanimous written consent without a meeting; and

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provisions specifying that only the chief executive officer, the board of directors (by a majority vote of the entire board of directors) or, for certain purposes, shareholders owning 25% of our outstanding common stock for certain purposes may call special meetings of shareholders, and that the chairman of the meeting may adjourn a meeting of shareholders from time to time, whether or not a quorum is present.

In addition, The General and Business Corporation Law of Missouri, or the MGBCL, contains certain provisions, including control share acquisition provisions and business combination provisions that would be applicable to certain mergers, share exchanges or sales of substantially all assets involving us or a subsidiary and a significant shareholder and which could have the effect of substantially increasing the cost to the acquiror and thus discouraging any such transaction. The MGBCL permits shareholders to adopt an amendment to the articles of incorporation opting out of the control share acquisition provisions, and our articles of incorporation opt out of such provisions.
Under the Illinois Public Utilities Act, Illinois Commerce Commission approval is required for any transaction which, regardless of the means by which it is accomplished, results in a change in the ownership of a majority of the voting capital stock of an Illinois public utility or the ownership or control of any entity which owns or controls a majority of the voting capital stock of a public utility. Because we control a majority of the voting stock of Ameren Illinois, a public utility subject to Illinois utility regulation, any change in our ownership or control, within the meaning of the Illinois Public Utilities Act, would require Illinois Commerce Commission approval. Certain acquisitions by any person of our outstanding voting shares would also require approval under the Federal Power Act and the Atomic Energy Act of 1954, as amended.

DESCRIPTION OF PREFERRED STOCK
General
The following statements describing our preferred stock are not intended to be a complete description but rather are a summary of certain preferences, privileges, restrictions and distinguishing characteristics relating to the preferred stock currently authorized by our articles of incorporation. For additional information, please see our articles of incorporation and by-laws. Each of these documents has been previously filed with the SEC and each is an exhibit to the registration statement filed with the SEC of which this prospectus is a part. Reference is also made to the laws of the state of Missouri. The other terms and provisions of each series of preferred stock (as defined below) will be set forth in a resolution adopted by our board of directors establishing such series of preferred stock and will be described in the prospectus supplement relating to such offering.
Our authorized preferred stock consists of 100,000,000 shares of preferred stock, $.01 par value per share. When used in this prospectus, the term “preferred stock,” unless the context indicates otherwise, means all the authorized shares of our preferred stock, whether currently outstanding or hereafter issued. No shares of preferred stock were outstanding as of the date of this prospectus.
The following terms and other information with respect to any series of preferred stock will be contained in a prospectus supplement:
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the series designation;

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the number of shares in such series;

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the dividend rate, or how such rate will be determined, and the dividend payment dates for the series;

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whether the series will be listed on a securities exchange;

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the date or dates on which the series of preferred stock may be redeemed at the option of Ameren and any restrictions on such redemptions;

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any sinking fund or other provisions that would obligate Ameren to repurchase, redeem or retire the series of preferred stock;

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the amount payable to holders of the series of preferred stock in case of the liquidation, dissolution or winding up of Ameren and any additional amount, or method of determining such amount, payable in case any such event is voluntary;

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the extent to which the preferred stock is entitled to any preference in dividend or liquidation payments;

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any rights to convert the shares of the series of preferred stock into shares of another series or into shares of any other class of capital stock;

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the voting rights, if any; and

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any other terms that are not inconsistent with the provisions of our articles of incorporation.

Issuance in Series; Rank
The authorized but unissued shares of preferred stock may be issued in one or more series from time to time upon such terms and in such manner, with such variations as to dividend rates (which may be fixed or variable), dividend periods and payment dates, the prices at which, and the terms and conditions on which, shares may be redeemed or repurchased, and sinking fund provisions, if any, as may be determined by our board of directors. Except for such characteristics, as to which our board of directors has discretion, and as otherwise provided in the applicable prospectus supplement, all series of preferred stock rank equally and are alike in all respects.
Unless otherwise indicated in the applicable prospectus supplement, our preferred stock will rank senior with respect to dividends and liquidation rights to our common stock.

Dividend Rights
Each series of preferred stock will have the dividend rights described in the applicable prospectus supplement.
Optional Redemption Provisions
Each series of preferred stock will have the redemption provisions described in the applicable prospectus supplement.
Voting Rights
Except as provided by law or in the applicable prospectus supplement, holders of preferred stock will not be entitled to vote for the election of directors or for any other purpose. Under Missouri law, holders of preferred stock have the right to vote as a class on any amendment to our articles of incorporation that would increase or decrease the number of authorized shares of the preferred stock, increase or decrease the par value of the preferred stock, create a new class of shares senior to the preferred stock, increase the rights and preferences or the number of authorized shares of any class of shares senior to the preferred stock, or adversely affect the preferred stock’s preferences or special or relative rights, but if less than all series of a class are adversely affected, then the affected series have the right to vote as a class on such amendment.
Liquidation Rights
Each series of preferred stock will have the liquidation rights described in the applicable prospectus supplement.
Restrictions on Certain Corporate Actions
Our articles of incorporation and by-laws include a number of provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. See “Description of Common Stock — Certain Anti-Takeover Matters.”
Preemptive Rights
Holders of preferred stock have no preemptive rights to subscribe for or purchase any securities issued by us.
Miscellaneous
Shares of preferred stock, when issued by us upon receipt of the consideration therefor, will be fully paid and non-assessable.
Transfer Agent and Registrar
Equiniti Trust Company, LLC serves as transfer agent and registrar for our preferred stock.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock or preferred stock at a future date or dates. The consideration per share of common stock or preferred stock and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and beneficial interests in:
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senior debt securities or subordinated debt securities, or

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debt obligations of third parties, including U.S. treasury securities,

that would secure the holders’ obligations to purchase common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of some or all of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.
The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units.

BOOK-ENTRY SYSTEM
Unless otherwise indicated in the applicable prospectus supplement, the securities will trade through DTC. The securities will be represented by one or more global certificates and initially registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the securities, DTC or its nominee will credit, on its book-entry registration and transfer system, the amount of the securities represented by such global certificates to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. The global certificates will initially be deposited with the applicable trustee as custodian for DTC.
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Direct Participants and Indirect Participants are on file with the SEC.
Purchases of global securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the global securities except in the event that use of the book-entry system for the global securities is discontinued.
To facilitate subsequent transfers, all global securities deposited by Direct Participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other nominee will effect no change in beneficial ownership. DTC will have no knowledge of the actual Beneficial Owners of the global securities; DTC’s records will reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners may wish to take certain steps to augment transmission to them of notices of significant events with respect to the global securities, such as redemptions, tenders, defaults and proposed amendments to the applicable indenture. Beneficial Owners may wish to ascertain that the nominee holding the global securities for their benefit has agreed to obtain and transmit notices to the Beneficial

Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.
Any redemption notices will be sent to DTC. If less than all of a series of global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.
Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC sends an Omnibus Proxy (the “Omnibus Proxy”) to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).
Payments of principal, premium, if any, interest, distributions and dividends and redemption proceeds, if any, on the global securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the applicable trustee or agent on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street-name,” and will be the responsibility of such Participants and not of DTC, the applicable trustee or agent for such securities or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, interest, distributions and dividend payments and redemption proceeds, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the applicable trustee or agent and us, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct Participants and Indirect Participants.
DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving us reasonable notice. In the event no successor securities depositary is obtained, certificates for the securities will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the securities. In that event, certificates for such securities will be printed and delivered. If certificates for such securities are printed and delivered,
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the securities will be issued in fully registered form without coupons;

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a holder of certificated securities would be able to exchange those securities, without charge, for an equal aggregate principal amount of securities of the same series, having the same issue date and with identical terms and provisions; and

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a holder of certificated securities would be able to transfer those securities without cost to another holder, other than for applicable stamp taxes or other governmental charges.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy thereof.
None of the trustees, us or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

SELLING SECURITYHOLDERS
Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our securities in various private transactions. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. If authorized by us, the initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling securityholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.
The applicable prospectus supplement will set forth the name of each selling securityholder, the number and type of securities beneficially owned by such selling securityholder that are covered by such prospectus supplement, the number and type of securities to be offered for the securityholder’s account and the amount and (if one percent or more) the percentage of the class to be owned by such securityholder after completion of the offering. The applicable prospectus supplement also will disclose whether any of the selling securityholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION
We and any selling securityholder may sell the securities offered pursuant to this prospectus on a continuous or delayed basis:
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through underwriters or dealers;

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directly; or

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through agents.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.
The applicable prospectus supplement will set forth the terms under which the securities are offered, including the name or names of any underwriters, dealers or agents, the respective amounts offered, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation, any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers.
Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.
If underwriters are used in an offering, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. The specific managing underwriter or underwriters, if any, will be named in the prospectus supplement relating to the particular securities together with the members of the underwriting syndicate, if any. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the particular securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities being offered if any are purchased.
We and any selling securityholder may sell the securities directly or through agents designated from time to time. The applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the securities in respect of which such prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.
We may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the securities at the public offering price and on the terms described in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.
Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agent. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.
Any underwriters, dealers or agents participating in the distribution of the securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents, dealers and underwriters may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect of these liabilities. Agents, dealers and underwriters may engage in transactions with or perform services for us in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement, except for our common stock, which is listed on the New York Stock Exchange, we do not intend to list the other securities described in this prospectus on a national securities exchange.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.
LEGAL MATTERS
Morgan, Lewis & Bockius LLP, New York, New York, and David M. Feinberg, Esq., our Executive Vice President, General Counsel and Secretary, will pass upon the validity of the offered securities for us. As of July 31, 2026, Mr. Feinberg owned 8,374 shares of our common stock held directly and owned 48 share equivalents of our common stock held indirectly through the Ameren Corporation Savings Investment Plan. Certain legal matters will be passed upon for any underwriters, dealers, purchasers or agents by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP represents us and certain of our affiliates from time to time in connection with various matters. All matters pertaining to our incorporation and all other matters of Missouri law relating to us will be passed upon by Mr. Feinberg. As to all matters based on the law of the State of Missouri, Morgan, Lewis & Bockius LLP will rely on the opinion of Mr. Feinberg. As to all matters based on the law of the State of New York, Mr. Feinberg will rely on the opinion of Morgan, Lewis & Bockius LLP.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$900,000,000
Junior Subordinated Notes due 2057

Prospectus Supplement
September 8, 2026

Joint Book-Running Managers
Barclays
BofA Securities
J.P. Morgan
Morgan Stanley
MUFG
Truist Securities
PNC Capital Markets LLC
Scotiabank